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                                                                    Exhibit 2.05


                            STOCK PURCHASE AGREEMENT


                         Dated as of _____________, 1998

                                     between




                                   PURCHASER:


                       Corporate Staffing Resources, Inc.



                                       AND



                                    SELLERS:


                                 JOSEPH A. NOTO
                             JOSEPH R. POZSGAI, JR.
                                DONALD E. ZERFAS
                                PATRICK B. LAAKE
                               RICHARD G. HALSTEAD
                                 C. RICK BELLAR

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                       STOCK AND ASSET PURCHASE AGREEMENT

         THIS STOCK AND ASSET PURCHASE AGREEMENT dated as of May 1, 1998 (this "Agreement"), is by and among Corporate Staffing Resources, Inc., a Delaware corporation ("CSR"), Corporate Staffing Resources of Indiana, Inc. an Indiana corporation ("CSR Indiana" and "Stock Purchaser), CMS Management Services LLC, an Indiana limited liability company ("CMS LLC" and "Asset Purchaser"), CMS Management Services, Co., an Indiana corporation, TemPro Resources, Inc. an Indiana corporation, CMS Services Inc., an Indiana corporation, CMS/TemPro Resources of Nashville LLC, a Tennessee limited liability company (individually a "Subject Company" and "Asset Seller" and collectively with CMS/TemPro Resources of Indianapolis, Inc., the "Subject Companies"), CMS/TemPro Resources of Indianapolis, Inc. an Indiana corporation (a "Subject Company") and Joseph A. Noto, Joseph R. Pozsgai, Jr., Donald E. Zerfas, Richard G. Halstead (individually, a "Shareholder" and Stock Seller," and collectively with Patrick
B. Laake and C. Rick Bellar, the "Shareholders"), Patrick B. Laake (a "Shareholder") and C. Rick Bellar (a "Shareholder").

                                    RECITALS

         A. The Stock Purchaser desires to purchase from the Stock Sellers and the Stock Sellers desire to sell to the Stock Purchaser all of the issued and outstanding capital stock of CMS/TemPro Resources of Indianapolis, Inc., upon the terms and subject to the conditions contained herein (the "Stock Acquisition").

         B. The Asset Purchaser desires to purchase from each of the Asset Sellers and each of the Asset Sellers desires to sell to the Asset Purchaser certain of the assets of the respective Asset Sellers, upon the terms and subject to the conditions contained herein (each, an "Asset Acquisition" and together with the Stock Acquisition, the "Acquisitions").

         C. In connection with the Acquisitions, the parties desire to set forth certain agreements, representations, warranties and covenants made by one or more parties to the other or others as an inducement to the consummation of the Acquisitions, upon the terms and subject to the conditions contained herein.

         D. The board of directors or managing member of each of the Asset Sellers has determined that the Asset Acquisition is in the best interest of the respective Asset Seller.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I



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         1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

         "Accounts Receivable" shall have the meaning set forth in Section 5.8.

         "Acquisitions" shall have the meaning set forth in recital B to this Agreement.

         "Adjusted Working Capital" shall have the meaning set forth in Section 2.7.

         "Adjusted Working Capital Deficiency" shall have the meaning set forth in Section 2.7.

         "Advisors" shall have the meaning set forth in Section 7.1.

         "Affiliate" shall have the meaning set forth in the Exchange Act. Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder.

         "Agreement" shall mean this Stock and Asset Purchase Agreement.

         "Applicable Contract" shall mean any Contract (a) under which any Subject Company has or may acquire any rights, (b) under which any Subject Company has or may become subject to any obligation or liability, or (c) by which any Subject Company or any of the assets owned or used by it is or may become bound.

         "Asset Acquisition" shall have the meaning set forth in Recital B of this Agreement.

         "Asset Purchaser" shall mean CMS LLC as provided in the first paragraph of this Agreement.

         "Asset Sellers" shall mean each of CMS Management Services Co., TemPro Resources, Inc., CMS Services, Inc. and CMS/TemPro Resources of Nashville LLC, as provided in the first paragraphs of this Agreement.

         "Assumed Liabilities" shall have the meaning set forth in Section
2.2(b).

         "Balance Sheet" shall have the meaning set forth in Section 5.4.

         "Best Efforts" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not


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require the Person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such Person of this Agreement and the Transactions.

         "Breach" shall mean and a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any Transaction Documents will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

         "Cash and Cash Equivalents" shall have the meaning attributed to such term under GAAP.

         "CERCLA" shall mean the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et. seq., as amended.

         "Claim" shall have the meaning set forth in Section 10.2(d).

         "Claim Notice" shall have the meaning set forth in Section 10.2(d).

         "Cleanup" shall mean any investigation, cleanup, removal, containment or other remediation or response actions.

         "Closing" shall have the meaning set forth in Section 4.1.

         "Closing Balance Sheet" shall have the meaning set forth in Section
2.7.

         "Closing Cash Payment" shall have the meaning set forth in Section 2.4.

         "Closing Date" shall have the meaning set forth in Section 11.l(d).

         "CMS LLC" shall mean CMS Management Services LLC, an Indiana limited liability company, as provided in the first paragraph of this Agreement.

         "Confidential Information" shall have the meaning set forth in Section 12.10(b).

         "Consent" shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Consideration" shall have the meaning set forth in Section 2.3.

         "Contingent Amounts" shall have the meaning set forth in Section 2.6.


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         "Contract" shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Copyrights" shall have the meaning set forth in Section 5.20(a).

         "Covenant Payments" shall have the meaning set forth in Section 3.1.

         "CSR" shall mean Corporate Staffing Resources, Inc., a Delaware corporation, as provided in the first paragraph of this Agreement.

         "CSR Indiana" shall mean Corporate Staffing Resources of Indiana, Inc., an Indiana corporation, as provided in the first paragraph of this Agreement.

         "Damages" shall have the meaning set forth in Section 10.2(a).

         "Disclosure Schedules" shall mean the schedules prepared and delivered by the Shareholders for and to the Purchasers and dated as of the date hereof, which set forth the exceptions to the representations and warranties contained herein and certain other information called for by this Agreement, and all referenced attachments thereto. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedules.

         "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization.

         "Employment Agreements" shall have the meaning set forth in Section 4.3(a).

         "Encumbrance" shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Environment" shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

         "Environmental. Health and Safety Liabilities" shall mean any cost, damage, expense, Liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);


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                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any Cleanup required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

         "Environmental Law" shall mean all federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the Environment, including without limitation (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the Environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, CERCLA, the Toxic Substances Control Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ERISA Affiliate" shall mean any other Person that, together with the Subject Companies, is or was required to be treated as a single employer under IRC Section 414(b) or (c), and solely for the purposes of potential liability under ERISA Section 302(c)(ii) and IRC Section 412(c)(ii) and the lien created under ERISA Section 302(f) and IRC Section 412(n), under IRC Section 414(m) or
(o).

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Extended Companies" shall have the meaning set forth in Section 2.6.


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         "Facilities" shall mean any real property, leaseholds or other interests currently or formerly owned or operated by any Subject Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by any Subject Company.

         "Family" shall mean, with respect to any individual (i) the individual, and (ii) the individual's spouse.

         "Financial Statements" shall have the meaning set forth in Section 5.4(a).

         "Fixed Amount" shall have the meaning set forth in Section 2.3.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Governmental Authorization" shall mean any approval, Consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" shall mean any:

                  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

                  (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment.

         "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law (whether solids, liquids or gases), including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, polychlorinated biphenyls and asbestos or asbestos-containing materials.

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         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Intellectual Property Assets" shall have the meaning set forth in
Section 5.20(a).

         "IRC" shall mean the Internal Revenue Code of 1986, as amended, or any successor law

         "IRS" shall mean the United States Internal Revenue Service or any successor agency.

         "Knowledge" shall mean and an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) such individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive review of documents or files available to such individual.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Knowledge of the Shareholder" or other similar phrases shall mean the Knowledge of the particular Shareholder. "Knowledge of the Shareholders" with respect to a Subject Company shall mean the Knowledge of any one or more of the Shareholders who is a shareholder or member of that Subject Company.

         "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

         "Liability" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

         "Marks" shall have the meaning set forth in Section 5.20(a).

         "Material Adverse Effect" or "Material Adverse Change" shall mean any significant and substantial effect or change that is materially adverse to the condition (financial or other), business, results of operations, liabilities or operations and/or assets of any party taken as a whole


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or any significant and substantial adverse effect or change on the ability of a party or its stockholders or members, as the case may be, to consummate the Transactions, or any event or condition which would, with the passage of time, be reasonably expected to constitute a "Material Adverse Effect" or "Material Adverse Change."

         "Material Interest" shall mean direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

         "Multiemployer Plan" shall have the meaning set forth in ERISA
Section 3(37)(A).

         "Net Cash" shall mean the excess of (a) Cash and Cash Equivalents of the Subject Companies over (b) all Liabilities of the Subject Companies for borrowed money, in each case as of the Closing Date.

         "Net Debt" shall mean the excess of (a) all Liabilities of the Subject Companies for borrowed money over (b) Cash and Cash Equivalents of the Subject Companies, in each case as of the Closing Date.

         "Noncompetition Period" shall have the meaning set forth in Section
3.4.

         "Notes" shall have the meaning set forth in Section 2.5.

         "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" shall describe any action taken by a Person if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person.

         "Organizational Documents" shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b)


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the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

         "Other Benefit Obligations" shall mean all obligations, arrangements or material practices to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies and fringe benefits within the meaning of IRC Section 132.

         "Patents" shall have the meaning set forth in Section 5.20(a).

         "Pension Plan" shall have the meaning set forth in ERISA 3(2)(A).

         "Permitted Encumbrance" shall mean any Encumbrance (i) for taxes not yet due and payable or being contested in good faith, (ii) arising in connection with any bills of lading, warehouse receipts and other documents of title in the ordinary course of business, (iii) relating to mechanics, materialmens, and other similar liens arising in the ordinary course of business which will be removed by the payment of the accounts payable or accrued liability to the extent reflected on the Closing Balance Sheet; (iv) consisting of easements, rights of way, restrictions and other similar encumbrances on any of the real property leased by a party, or (v) relating to any replacements, extension, modification or renewal of any Encumbrance described in Clauses (i) through (iv) above.

         "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

         "Plan" shall have the meaning set forth in ERISA Section 3(3).

         "Plan Sponsor" shall have the meaning set forth in ERISA Section 3(16)(B).

         "Post-Closing Partial Period" shall have the meaning set forth in
Section 10.3(b).

         "Pre-Closing Partial Period" shall have the meaning set forth in
Section 10.3(a).

         "Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced,


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brought, conducted or heard by or before, or otherwise involving, any
Governmental Body or arbitrator.

         "Proposed Acquisition Transaction" shall have the meaning set forth in
Section 7.6.

         "Purchased Assets" shall have the meaning set forth in Section 2.2(a).

         "Purchasers" shall mean the Asset Purchaser and the Stock Purchaser.

         "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 10.2(b).

         "Qualified Plan" shall mean any Plan that meets or purports to meet the requirements of IRC Section 401(a).

         "Related Person" shall mean with respect to a particular individual:

                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and


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                  (f) any Related Person of any individual described in clause
         (b) or (c).

         "Release" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

         "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Sellers" shall mean the Stock Sellers and the Asset Sellers.

         "Sellers' Accountant" shall have the meaning set forth in Section
2.6(c).

         "Sellers' Closing Documents" shall have the meaning set forth in
Section 5.2(a).

         "Shareholder Indemnified Party" shall have the meaning set forth in
Section 10.2(a).

         "Shareholders" shall mean Joseph A. Noto, Joseph R. Pozsgai, Jr., Donald E. Zerfas, Richard G. Halstead, Patrick B. Laake and C. Rick Bellar, as provided in the first paragraph of this Agreement. "Shareholder" shall refer to any one of the Shareholders.

         "Staffing Services Business" shall have the meaning set forth in
Section 3.4.

         "Stock Acquisition" shall have the meaning set forth in Recital A of this Agreement.

         "Stock Purchaser" shall mean CSR Indiana as provided in the first paragraph of this Agreement.

         "Stock Sellers" shall mean Joseph A. Noto, Joseph R. Pozsgai, Jr., Donald E. Zerfas and Richard G. Halstead, as provided in the first paragraph of this Agreement.

         "Subject Companies" shall have the meaning set forth in the first paragraph of this Agreement. "Subject Company" shall refer to any one of the Subject Companies.

         "Subsidiary" shall mean, with respect to any Person (for the purposes of this definition, the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries .


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         "Tax" or "Taxes" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other governmental charge, including without limitation income, estimated income, gross receipts, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation, interest, penalties and additions in connection therewith.

         "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

         "Territory" shall have the meaning set forth in Section 3.4.

         "Threatened" shall describe any claim, Proceeding, dispute, action or other matter if (i) any demand or statement has been made (orally or in writing) with respect to such claim, Proceeding, dispute, action or other matter, (ii) any notice has been given (orally or in writing) with respect thereto or (iii) any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

         "Threshold" shall have the meaning set forth in Section 10.2(f).

         "Title IV Plans" shall mean all Pension Plans that are subject to regulation under Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

         "Trade Secrets" shall have the meaning set forth in Section 5.20(a).

         "Transaction Documents" shall mean this Agreement, the Employment Agreements, the Notes, and all instruments executed, filed or otherwise prepared, exchanged or delivered pursuant to the requirements of this Agreement.

         "Transactions" shall mean the Acquisitions and the other transactions contemplated by the Transaction Documents.

         "Welfare Plan" shall have the meaning given in ERISA Section 3(1).

                                   ARTICLE II

                      PURCHASE AND SALE OF STOCK AND ASSETS


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         2.1 Purchase and Sale of Stock. Upon the terms and subject to the conditions set forth herein, on the Closing Date each of the Stock Sellers shall sell, convey, transfer, assign and deliver to the Stock Purchaser, and the Stock Purchaser shall purchase from the Stock Sellers, all of the outstanding shares of capital stock of, CMS/TemPro Resources of Indianapolis, Inc. (the "Stock"), which Stock is owned by each of the Stock Sellers in the amounts set forth next to the name of each such Stock Seller in Schedule 2.1.

         2.2 Purchase and Sale of Purchased Assets; Assumption of Assumed Liabilities.

                  (a) Upon the terms and subject to the conditions set forth herein, on the Closing Date each of the Asset Sellers shall sell, convey, transfer, assign and deliver to the Asset Purchaser, and the Asset Purchaser shall purchase from each of the Asset Sellers, all of the Assets of the Asset Seller of every kind and nature except: (a) Tax refunds; (b) all interests of the Asset Seller of every kind and nature in the CMS/TemPro Resources of Nashville, LLC Savings and Retirement Plan ("Nashville 401(k) Plan") and the CMS Management Services 401(k) Plan ("CMS 401(k) Plan"); (c) the corporate and limited liability company minute books and stock and membership records of the Asset Sellers; and (d) any Account Receivable to the extent that it has not been collected in full within 180 days after the day on which it first becomes due and payable (the "Purchased Assets").

                  (b) On the Closing Date, subject to the Shareholders' indemnification obligations pursuant to Article X, the Asset Purchaser shall assume, pay, perform and discharge all Liabilities of the Asset Sellers of every kind, character and description, whether accrued, absolute, contingent or otherwise, arising on or before the Closing Date, except Liabilities arising under or with respect to the Nashville 401(k) Plan or the CMS 401(k) Plan (the "Assumed Liabilities").

         2.3 Consideration. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Stock pursuant to Section
2.1 and the transfer of the Purchased Assets subject to the assumption of the Assumed Liabilities pursuant to Section 2.2 , the Purchasers shall pay to the Sellers, at the times hereafter set forth, the Closing Cash Payment pursuant to
Section 2.4, as adjusted pursuant to Section 2.7, the Notes pursuant to Section
2.5 and the Contingent Amounts pursuant to Section 2.6. The Closing Cash Payment as adjusted pursuant to Section 2.7 and the Notes are referred to herein collectively as the "Fixed Amount" and together with the Contingent Amounts, collectively referred to as the "Consideration." The Consideration shall be allocated among the Sellers as set forth in Schedule 2.3 hereto; except that the Net Debt or Net Cash shall be allocated among the Sellers as set forth in the Sellers' Certificate of Net Debt or Net Cash.

         2.4 Closing Cash Payment. On the Closing Date, the Purchasers shall pay to the Sellers an aggregate amount of Ten Million Two Hundred Forty Thousand Dollars ($10,240,000) plus Net Cash or less Net Debt in cash by wire transfer of immediately available funds to the account or accounts designated by the respective Sellers to the Purchasers at least two
(2) business days prior to the Closing (the "Closing Cash Payment").

         2.5 Notes. On the Closing Date, the Purchaser shall issue to the Sellers promissory notes in the form of Exhibit A hereto in the aggregate amount of Five Million Dollars ($5,000,000) (the "Notes").

         2.6 Contingent Amounts.

                  (a) On or before the times hereinafter set forth, the Purchaser shall pay to the Sellers the additional cash amounts hereinafter described (the "Contingent Amounts"):

                           (i) An amount equal to the sum of (A) $37,083 for
                  each full $10,000 of 1998 Adjusted EBITDA between $2,600,000 and $2,900,000 and (B) 55.63% of the 1998 Adjusted EBITDA between $2,900,000 and $3,100,000; plus

                           (ii) An amount equal to the sum of (A) $22,250 for
                  each full $10,000 of 1999 Adjusted EBITDA between $3,200,000 and $3,700,000 and (B) 55.63% of 1999 Adjusted EBITDA between $3,700,000 and $4,300,000; plus

                           (iii) An amount equal to the sum of (A) $11,125 for
                  each full $10,000 of 2000 Adjusted EBITDA between $3,800,000 and $4,800,000 and (B) 55.63% of 2000 Adjusted EBITDA between $4,800,000 and $6,000,000.

                  (b) "Adjusted EBITDA" as used in determining 1998 Adjusted EBITDA and 1999 Adjusted EBITDA shall mean EBITDA of the Extended Companies for such period adjusted as provided in Schedule 2.6 hereto and Adjusted EBITDA as used in determining 2000 Adjusted EBITDA shall mean the highest EBITDA of the Extended Companies for any 12 month trailing period during the 16 month period beginning January 1, 2000 and ending April 30, 2001 adjusted as provided in Schedule 2.6 hereto. "Extended Companies" shall mean (i) the Subject Companies for the period from January 1, 1998 through the date immediately preceding the Closing Date, (ii) CMS LLC on and after the Closing Date and (iii) all additional divisions or Affiliates of CSR (whether currently existing or subsequently created or acquired) in which any of the Shareholders or any of the employees of the Subject Companies or CMS LLC establish accounting or information technology Staffing Services Business in accordance with recommendations of the Shareholders to CSR and CSR's approval of such recommendations, which approval shall not be unreasonably withheld.

                  (c) Within sixty (60) days after the end of each of the calendar years 1998 and 1999 and within sixty (60) days after April 30, 2001, CSR shall cause the Extended Companies to prepare and deliver to the Sellers an Adjusted EBITDA statement for the respective calendar year (the "Adjusted EBITDA Report"). Each Adjusted EBITDA Report shall include an income statement prepared in accordance with GAAP, a listing by item and amount of each adjustment to EBITDA in accordance with Schedule 2.6 hereof and CSR's determination of the amount of the Adjusted EBITDA for the applicable period. Each Adjusted EBITDA Report shall be accompanied by a certificate of the Chief Financial Officer of CSR to the effect that the Adjusted EBITDA Report presents fairly in accordance and consistent with the method utilized by the parties for calculating EBITDA as of December 31, 1997 (as set forth on Schedule 2.6) the EBITDA of the Extended Companies for the period covered thereby and properly and fully reflects each adjustment required to determine Adjusted EBITDA in accordance with Schedule 2.6 hereto. The Sellers and a firm of independent public accountants designated by the Sellers (the "Sellers' Accountant") will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Extended Companies and their accountants to aid in their review of the Adjusted EBITDA Report. The Sellers will be solely responsible for all costs of the Sellers' Accountants. Each Adjusted EBITDA Report shall be deemed to be accepted by and shall be conclusive for the purposes of determining the applicable Contingent Amount except to the extent, if any, that the Sellers or the Sellers' Accountant shall have delivered within thirty (30) days after the date on which the Adjusted EBITDA Report is delivered to Sellers, a written notice to CSR stating each and every item to which the Sellers take exception as not being in accordance with GAAP or Schedule 2.6 hereto or the definition of Extended Companies or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be paid promptly). If a change proposed by the Sellers is disputed by CSR, then CSR and the Sellers shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which the Sellers give CSR notice of any such proposed change, any such proposed change still remains disputed, then CSR and the Sellers shall together choose an independent firm of public accountants of nationally recognized standing (the "Accounting Firm") to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Sellers and CSR, and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 2.6. All of the fees and expenses of the Accounting Firm shall be paid by CSR and the Sellers based on the Accounting Firm's Adjusted EBITDA determination in relation to the Adjusted EBITDA proposals submitted by the parties. For purposes of illustration, if CSR's submitted Adjusted EBITDA is $3,000,000, the Sellers' submitted Adjusted EBITDA is $4,000,000 and the Accounting Firm's determined Adjusted EBITDA is $3,750,000, CSR shall pay 75% and the Sellers shall pay 25%.

                  (d) Subject to the provisions of Section 2.6(f), all payments of Contingent Amounts shall be made within thirty (30) days following the applicable Adjusted EBITDA Report Delivery Date. The term "Adjusted EBITDA Report Delivery Date" shall mean the date by which the Adjusted EBITDA Report is to be delivered as provided in Section 2.6(c); provided, however, if any change to the Adjusted EBITDA Report is agreed to by CSR and the Shareholders in accordance with this Section 2.6, then the date on which CSR and the Shareholders agree in writing to such change shall be the Adjusted EBITDA Report Delivery

         Date; and, provided, further, that if any dispute with respect to the Adjusted EBITDA Report is resolved in accordance with this Section 2.6, then the date on which the Accounting Firm delivers its decision with respect to such dispute shall be the Adjusted EBITDA Report Delivery Date; provided, however, that any amounts not disputed shall be paid promptly on March 31st.

                  (e) Any portion of any Contingent Amounts not paid by March 31 (or July 31, 2001, with respect to 2000 Adjusted EBITDA) shall be payable with interest at the rate of eight percent (8%) per annum accruing from such date of the year in which the Adjusted EBITDA Report is to be delivered to the date of payment.

                  (f) Subordination. Each of the Sellers and the Shareholders acknowledges, covenants and agrees that the Contingent Amounts shall be subordinated upon and pursuant to the following terms and provisions set forth in this Section 2.6(f) (collectively the "Subordination Provisions").

                           (1) As used in these Subordination Provisions, the following terms shall have the following meanings:

                                    "Administrative Agent" shall mean ING (U.S.)
                  Capital Corporation or any subsequent administrative agent or trustee for the holders of indebtedness outstanding under a Debt Agreement.

                                    "Debt Agreement" shall mean (A) that certain
                  Loan Agreement (as at any time amended) dated as of December 4, 1997 among Corporate Staffing Resources, Inc. ("CSR"), as Borrower, ING (U.S.) Capital Corporation, a Delaware corporation, and Creditanstalt Corporate Finance, Inc., a Delaware corporation, as Co-Agents and as initial Lenders, and ING (U.S.) Capital Corporation, as Administrative Agent for the Lenders under the Loan Agreement, or (B) any loan or similar credit agreement hereafter entered into by CSR, as Borrower, evidencing a refinancing of the credit facilities of CSR presently provided by the Loan Agreement described in subsection (A) above or (C) any other instrument, indenture or agreement evidencing or setting forth the terms and conditions of any present or future indebtedness of CSR for borrowed money or evidenced by notes, debentures or other debt securities.

                                    "Default" means any event or condition
                  which, after satisfaction of any requirement expressly set forth in the Debt Agreement for the giving of notice or the lapse of time, or both, would become an Event of Default.

                                    "Event of Default" means (i) any event upon
                  the occurrence of which Senior Creditors may accelerate the maturity of any Senior Obligations and (ii) failure to pay any Senior Obligations at maturity.

                                    "Senior Creditors" shall mean the holders of
                  indebtedness outstanding under a Debt Agreement and each Administrative Agent.

                                    "Senior Obligations" shall mean all
                  obligations and liabilities of CSR under each Debt Agreement, whether for principal, interest, premium, fees, costs, taxes, indemnification or otherwise.

                           (2) Each of the Sellers and the Shareholders hereby absolutely and irrevocably subordinates the payment and performance of the Contingent Amounts to the Senior Obligations, provided that unless and until the Administrative Agent has given written notice to the Sellers or the Shareholders that a Default or Event of Default has occurred and is continuing, the Sellers and/or the Shareholders shall be entitled to receive and retain (and the Purchasers shall pay) the Contingent Amounts as and when they become due under the terms of this Agreement (but not any prepayments). This subordination shall be continuing in nature, and shall not be affected by any bankruptcy or insolvency of CSR or any of its subsidiaries. The Sellers and the Shareholders agree that any written notice of a Default or an Event of Default which is delivered to the Sellers or the Shareholders by the Administrative Agent shall be conclusive as to the existence thereof in the absence of a contrary determination by a court of competent jurisdiction. Upon written notice from the Administrative Agent to the Sellers or the Shareholders that such Default or Event of Default has been cured or waived in accordance with the applicable provisions of the Debt Agreement, the Sellers and/or the Shareholders may again receive payments of the Contingent Amounts as and when they become due, including Contingent Amounts the payment of which was previously suspended (but not prepayments).

                           (3) In the event CSR or any of its subsidiaries become debtors in any voluntary or involuntary bankruptcy proceeding, the Sellers and the Shareholders shall have the following rights:

                                    (A) The Sellers and/or the Shareholders may
                  file one or more proofs of claim in such bankruptcy with respect to the Contingent Amounts, provided that the Sellers and the Shareholders shall not be entitled to receive payment of their claims prior to payment in full of the Senior Obligations, and, in the event of any distribution to the Sellers and/or the Shareholders with respect to the Contingent Amounts at a time when any Senior Obligations remain unpaid, the Sellers and the Shareholders shall pay over such distribution to the Senior Creditors to be applied by the Senior Creditors in reduction of the Senior Obligations, and the Sellers and/or the Shareholders shall become subrogated to the Senior Creditors' claims to the extent of any such payments made at such time, if any, as the Senior Obligations due the Senior Creditors are fully and finally satisfied, but not sooner.

                                    (B) The Sellers and/or the Shareholders may
                  appear and be heard on any matter relating to their claim in any bankruptcy proceeding, but shall not seek to assert rights contrary to these Subordination Provisions.

                           If the Sellers and/or the Shareholders should fail to file a proof of claim within 30 days prior to the expiration of the time period within which creditors must file their proofs of claim or take any other action advisable to preserve their claims against the Purchasers within 30 days prior to the relevant bar date or other time limit, the Administrative Agent may file such claim or take such action as the attorney in fact for the Sellers and/or the Shareholders. In the event of any financing of CSR or any of its subsidiaries by the Senior Creditors during any bankruptcy, arrangement or reorganization proceeding with respect to CSR or any of its subsidiaries, the Sellers and the Shareholders agree that the Contingent Amounts shall be and continue to remain subordinate and subject to the subordination provided herein, and the Sellers and the Shareholders agree to take all such actions in such proceedings as may be required in order to further effectuate and continue such subordination.

                           (4) The Sellers and the Shareholders represent and warrant to the Senior Creditors that they have not assigned or transferred the Contingent Amounts to any third party, nor do they have, or shall they assert the benefit of, (A) any lien or security interest in the property or assets of CSR or any of its subsidiaries,
         (B) any agreement prohibiting the granting of any lien or security interest in the property or assets of CSR or its subsidiaries or (C) any guaranty or other suretyship arrangement by any affiliate of CSR in their favor. Except for an assignment by an Asset Seller to one or more of the shareholders of the Asset Seller in connection with the liquidation of the Asset Seller, no Seller or Shareholder may assign or transfer any interest in the Contingent Amounts unless the assignee or transferee has first assumed the obligations of the Sellers under these Subordination Provisions in a writing in form and substance acceptable to the Administrative Agent. Each Shareholder of an Asset Seller to whom an Asset Seller assigns an interest in the Contingent Amounts hereby confirms to the Administrative Agent that it assumes and is bound to all of the obligations of that Asset Seller under these Subordination Provisions.

                           (5) The Sellers and the Shareholders agree that the Senior Creditors may at any time and from time to time, without the Sellers' or Shareholders' consent, and without notice, do any one or more of the following in the Senior Creditors' sole and absolute discretion, and without affecting the subordination provided hereby:
         (A) renew, accelerate, extend the time for payment of, or increase the Senior Obligations and any or all of the obligations of CSR and its Subsidiaries, of any guarantors of the obligations of CSR or any of its Subsidiaries, or of any other party at any time directly or contingently liable for the payment of any of the Senior Obligations;
         (B) grant any other indulgence to CSR or any other person in respect of any or all of the Senior Obligations or any other matter; (C) amend, alter or change in any respect whatsoever any term or provision relating to any or all of the Senior Obligations, including the rate of interest thereon; (D) substitute or add, or take any action or omit to take any action which results in the release of any one or more endorsers or guarantors of all or any part of the Senior Obligations;
         (E) apply any sums received from CSR, any guarantor, endorser, or cosigner, or from the disposition of any collateral to any indebtedness whatsoever owing from such person or secured by such collateral in such manner and order as the Senior Creditors determine in their sole discretion, and regardless of whether such indebtedness is part of the Senior Obligations, is secured, or is due and payable;
         (F) permit CSR and its Subsidiaries to use proceeds of the collateral for any purpose; (G) make loans or advances or other credit accommodations to CSR and its Subsidiaries secured in whole or in part by the collateral or refrain from making any such loans or advances or credit accommodations; (H) accept partial payments of, compromise or settle, refuse to enforce, or release all or any parties to, any or all of the Senior Obligations; (I) settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Senior Obligations or the collateral in any manner permitted by applicable law; (J) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Senior Obligations or any guaranty of any or all of the Senior Obligations, or on which the Administrative Agent or any of the Senior Creditors at any time may have a lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property, and/or (K) fail to perfect, subordinate or terminate any lien in favor of the Senior Creditors. The Senior Creditors are not under and shall not hereafter be under any obligation to marshal any assets in favor of the Sellers or Shareholders or against or in payment of any or all of the Senior Obligations, and may proceed against any of the collateral in such order and manner as it elects.

                           (6) Unless and until the Senior Obligations have been paid and discharged in full, Sellers and Shareholders shall not, without the giving of ten (10) days prior written notice to the Senior Creditors, directly or indirectly take any of the following actions:

                                    (A) Commence any lawsuit or legal proceeding
                  against the Purchasers to collect the Contingent Amounts or attempt to collect, levy upon or foreclose upon any property or assets of CSR or its subsidiaries;

                                    (B) Seek to attach any asset of CSR or any
                  of its subsidiaries, or seek the appointment of a liquidator, trustee, conservator, receiver, keeper or custodian for CSR, any of its subsidiaries or any of its assets;

                                    (C) Commence any involuntary bankruptcy or
                  insolvency proceedings against CSR or any of its subsidiaries; or

                                    (D) Take any other enforcement action
                  against CSR or any of its subsidiaries with respect to the Contingent Amounts:

         provided, however, that, notwithstanding the foregoing, if a Default or an Event of Default shall occur, the Administrative Agent may, by written notice to Sellers or Shareholders, suspend Sellers' and Shareholders' right to take any of the actions listed in clauses (A) -
         (D)
         above for a period of not greater than 180 days after the Administrative Agent gives Sellers written notice that such Default or Event of Default shall have occurred and be continuing (each, a "Blockage Period"); provided, further, however, that the Administrative Agent's right to suspend Sellers' and Shareholders' right to take such actions as a result of a specific event or circumstance that gave rise to the Default or Event of Default shall be limited to 180 days during any consecutive 360 days. The foregoing shall not, however, limit or restrict the Administrative Agent's right to suspend the taking of such actions with respect to a Default or an Event of Default that is created by the occurrence of a different event or circumstance. Any Blockage Period shall immediately terminate in the event the Administrative Agent waives in writing, the Default or Event of Default that gives rise thereto. Notwithstanding any other provisions contained in this Subsection 6, Sellers and Shareholders shall have no right to take any of the actions listed in clauses (A) - (D) above if the Senior Creditors shall have elected to accelerate the maturity of the Senior Obligations until the Senior Obligations have been paid and discharged in full.

                           (7) These Subordination Provisions shall be binding upon and inure to the benefit of the Sellers, the Shareholders and the Senior Creditors and their successors and assigns. Without limiting the generality of the foregoing, the Sellers and Shareholders acknowledge that the Senior Creditors may freely assign their interests in the Senior Obligations, or sell participations therein. The Sellers and Shareholders agree that "Senior Creditor" shall refer also to any assignees or participants of any of the Senior Creditors party to any Debt Agreement. These Subordination Provisions (i) are for the sole benefit of the Senior Creditors, the Sellers and the Shareholders, and their respective successors in interest, (ii) shall be enforceable by the Senior Creditors as third party beneficiaries hereof, and (iii) may not be amended or waived as to any Secured Creditor except with the written consent of that Senior Creditor. No other person or entity shall have any rights hereunder or is a third party beneficiary.

                           (8) In the event that any payment of all or any portion of the Senior Obligations is avoided or required to be returned pursuant to any of Sections 544, 545, 547, 548 or 549 of the Bankruptcy Code or for any other reason, these Subordination Provisions shall be revived and reinstated, and all such avoided or returned Senior Obligations shall be entitled to the benefits of these Subordination Provisions, and the Contingent Amounts shall be subordinated to all such avoided or returned Senior Obligations.

                           (9) In the event of any action based upon or arising out of these Subordination Provisions, the prevailing party shall be entitled to recover from the non-prevailing party all out-of-pocket costs, fees and reasonable expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees.

                           (10) All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given and effective upon delivery, if personally delivered or sent by telegram, telex, or telecopy, or effective three (3) business days after mailing if sent by express, certified or registered mail, to the Sellers or Shareholders at the address set forth in Section 12.2..

                  (g) In the event CMS LLC terminates the employment of a Shareholder pursuant to Section 5(a)(i) of the Shareholder's Employment Agreement and the reason for termination is any of the reasons set forth in subsections (A) or (B) of Section 5(a)(i) of the Shareholder's Employment Agreement, then all right of the terminated Shareholder to receive his portion of Contingent Amounts with respect to the year in which employment is terminated and each subsequent year shall terminate and the Purchasers shall be obligated to pay the terminated Shareholder's portion of any Contingent Amounts with respect to such years to the other Shareholders in accordance with the written directions of the other Shareholders.

                  2.6(h) An Asset Seller may assign and transfer its rights to Contingent Amounts to one or more of the Shareholders of the Asset Seller in connection with a liquidation of the Asset Seller upon ten
         (10) days prior written notice to CSR and the Purchasers.

                  2.7      Post-Closing Adjustment

                  (a) As promptly as practicable after the Closing Date (but in no event more than sixty (60) days after the Closing Date), CSR shall cause the Subject Companies to prepare and deliver to the Sellers a combined balance sheet of the Subject Companies as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared in accordance with GAAP, applied on a basis consistent with the Balance Sheet. The Sellers and Sellers' Accountant will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Subject Companies to aid in the review of the Closing Balance Sheet. The Sellers will be solely responsible for all costs of the Sellers' Accountant. The Closing Balance Sheet shall be deemed to be accepted by and shall be conclusive for the purposes of the adjustment described in Section 2.7(b) hereof with respect to the Subject Companies except to the extent, if any, that the Sellers shall have delivered, within thirty (30) days after the date on which the Closing Balance Sheet is delivered to the Sellers, a written notice to CSR stating each and every item to which the Sellers take exception as not being in accordance with GAAP applied on a basis consistent with the Balance Sheet or as having computational errors, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed shall be paid promptly). If a change proposed by the Sellers is disputed by CSR then CSR and the Sellers shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which the Sellers give CSR notice of any such proposed change, any such proposed change still remains disputed, then CSR and the Shareholders shall together choose an independent firm of public accountants of nationally recognized standing (the "Accounting Firm") to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Sellers and CSR and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this
         Section 2.7(a). All of the fees and expenses of the Accounting Firm, if any, shall be paid by CSR and the Sellers in the proportions that the Accounting Firm's determination of Adjusted Working Capital Deficiency bears to the Adjusted Working Capital Deficiency proposals submitted by the parties to the Accounting Firm; provided, however, that, if the Accounting Firm determines that either party's position is totally correct, then the other party shall pay one hundred percent (100%) of the costs and expenses incurred by the Accounting Firm in connection with any such determination.

                  (b) In the event that there is an Adjusted Working Capital Deficiency (as defined below), the Sellers shall pay to the Purchasers, as an adjustment to the Consideration, an amount equal to the Adjusted Working Capital Deficiency. Any payments required to be made by the Sellers pursuant to this Section 2.7(b) shall be made within ten (10) days after the amount of the Adjusted Working Capital Deficiency has been determined pursuant to Section 2.7(a) by wire transfer of immediately available funds to an account designated by the Purchaser.

                  (c) The term "Adjusted Working Capital Deficiency" shall mean with respect to the Subject Companies (i) the amount, if any, by which the Adjusted Working Capital is less than $720,000.00.

                  (d) The term "Adjusted Working Capital" shall mean, with respect to the Subject Companies, the amount by which (i) current assets of the Subject Companies exclusive of cash and cash equivalents exceeds (ii) current liabilities of the Subject Companies exclusive of the current portion of indebtedness for borrowed money, all determined in accordance with GAAP, in each case as set forth on the Closing Balance Sheet; provided, however, that if any change to the Closing Balance Sheet is agreed to by CSR and the Shareholders in accordance with Section 2.7(a), or any dispute between CSR and the Shareholders with respect to the Closing Balance Sheet is resolved in accordance with Section 2.7(a), then "Adjusted Working Capital" shall be calculated after giving effect to any such change or resolution.

                  (f) All payments required to be made pursuant to this Section
         2.7 shall be paid with interest thereon at the rate of eight percent (8%) per annum and accruing from the Closing Date to the date of payment.


                                   ARTICLE III

                       SHAREHOLDERS' AGREEMENTS RESPECTING
                            POST-CLOSING COMPETITION

                  3.1 Reasons For Agreements. The Purchasers are making a substantial investment pursuant to this Agreement in reliance upon the fact that the knowledge and expertise developed by the Shareholders in their management of the business and affairs of the Subject Companies will be preserved and will not be used in competition with the Purchasers, the Subject Companies or their Affiliates. It is necessary for the protection of the Purchasers, the Subject Companies and their Affiliates that the Shareholders provide the agreements and assurances set forth in this Article III and the Shareholders do so in consideration of the additional payment by the Purchasers to each of the Shareholders other than C. Rick Bellar of Fifty Thousand Dollars ($50,000) and to C. Rick Bellar of Ten Thousand Dollars ($10,000) (the "Covenant Payments").

                  3.2 The Shareholders' Agreements. Each Shareholder individually agrees that the Shareholder will not, directly or indirectly, except for the benefit of the Purchasers or their Affiliates or with the consent of the Purchasers, which consent may be granted or withheld at the Purchasers' sole discretion:

                  (a) during the Noncompetition Period (as defined in Section
         3.4 thereof), become a stockholder, partner, member, manager, associate, employee, owner, agent, creditor, independent contractor, co-venturer, a consultant or otherwise, or encourage, counsel, advise or financially assist or support a spouse of a Shareholder or any other member of the immediate family that resides with him to be or become, or a Shareholder to himself be, or be interested in or associated with any other Person, firm or business engaged in the Staffing Services Business in the Territory (as defined in Section 3.4 hereof), or in any Staffing Services Business directly competitive with that of the Purchasers, as then constituted, or himself engage in such business; provided, however, that nothing herein shall be construed to prohibit owning not more than five percent (5%) of any class of securities issued by an entity in the Staffing Services Business which is subject to the reporting requirements of the Exchange Act or traded in the over-the-counter market; or

                  (b) during the Noncompetition Period, in the Territory, solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of such Shareholder or third parties, from parties who were customers of the Subject Companies, the Extended Companies or the Purchasers, any Staffing Services Business transacted by or with such customer by the Subject Companies, the Extended Companies or the Purchasers; or

                  (c) during the Noncompetition Period, in the Territory, accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of such Shareholder or for third parties, any such Staffing Services Business from any such customers of the Subject Companies, the Extended Companies or the Purchasers; or

                  (d) during the Noncompetition Period, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Purchasers or by the Subject Companies or the Extended Companies relating to the business or the operations, employees or customers of the Subject Companies, the Extended Companies, or the Purchasers which constitutes proprietary or confidential information of the Subject Companies, or the Extended Companies or the Purchasers ("Confidential Information"), including without limitation any Confidential Information contained in any customer lists, mailing lists and sources thereof, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents, and (2) from and after the date hereof, use, publish, disseminate or otherwise disclose, directly or indirectly, any information heretofore or hereafter acquired, developed or used by the Purchasers which constitutes Confidential Information, but excluding any Confidential Information which has become part of common knowledge or understanding in the Staffing Services Business industry or otherwise in the public domain (other than from disclosure by Shareholder in violation of this Agreement); provided, however, that this Section shall not be applicable to the extent that the Shareholder is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after such Shareholder requests that the confidentiality of such Confidential Information be preserved, and in the event that the Shareholder receives a subpoena or other order to produce or testify as to Confidential Information, the Shareholder shall notify the Purchasers in order to provide the Purchasers with an opportunity to quash at the Purchasers' expense; or

                  (e)      during the noncompetition Period, in the Territory,

                           (1) solicit, entice, persuade or induce, directly or
                  indirectly, any employee (or person who within the preceding three hundred and sixty (360) days was an employee) of the Subject Companies, the Extended Companies or of the Purchasers or any other person who is under contract with or rendering services to the Subject Companies, the Extended Companies or the Purchasers, to terminate his or her employment, by, or contractual relationship with, such Person or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering services to or for such Person or to become employed by or to enter into contractual relations with any Persons other than such Person or to enter into a relationship with a competitor of the Subject Companies, the Extended Companies or the Purchasers,

                           (2) approach any such employee or other person for
                  any of the foregoing purposes, or

                           (3) authorize or approve or assist in the taking of
                  any such actions by any person other than the Subject Companies, the Extended Companies or the Purchasers.

         3.3      Interpretation and Remedies.

                  (a) The invalidity or non-enforceability of Section 3.2 in any respect shall not affect the validity or enforceability of Section 3.2 in any other respect or of any other provisions of this Article III. In the event that any provision of Section 3.2 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of Section 3.2 and, to the fullest extent permitted by law, this Section 3.2 shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable and further, to the extent permitted by law, such geographic or business scope or the duration thereof may be re-written by a court of competent jurisdiction to make such sufficiently limited to be enforceable.

                  (b) Each Shareholder acknowledges that the Purchasers' remedy at law for any breach of the provisions of Section 3.2 is and will be insufficient and inadequate and that the Purchasers shall be entitled to equitable relief, including by way of temporary restraining order, temporary injunction, and permanent injunction, in addition to any remedies the Purchasers may have at law. If either party files suit to enforce or to enjoin the enforcement of any of the provisions of this
         Section 3.2, the prevailing party shall be entitled to recover, in addition to all other damages or remedies provided for herein, all of its costs incurred in prosecuting or defending such suit, including reasonable attorneys' fees.

         3.4 Definitions. " Noncompetition Period" shall mean the period commencing on the Closing Date and ending five (5) years after the Closing Date, provided, however, that if a Shareholder violates any of the provisions of
Section 3.2, the term of the Noncompetition Period for such Shareholder shall be automatically extended for a like period of time from the date on which the Shareholder permanently ceases such violation or from the date of the entry by a court of competent jurisdiction of a final order of judgment enforcing such provision, whichever period is later.

                  "Staffing Services Business" shall mean recruiting, training and/or testing employees and assigning them to clients (a) to provide staffing help services for such client to support or supplement the client's work force in work situations such as employee absences, temporary skill shortages, seasonal workloads and special assignments and projects, (b) to provide staffing help services for such client for short-term and long-term temporary placement and temporary to permanent arrangements for the client to eventually hire the service provider as its own employee, and (c) to provide permanent individual employees for permanent employment placement fees.

                  "Territory" shall mean the States of Indiana, Michigan and Tennessee, and outside such state, within a radius of fifty (50) miles from any office (including any client location where employees provide staffing services on site) operated during the Noncompetition Period by the Subject Companies or the Extended Companies.

                  3.5 Termination of Shareholders' Agreements. If the Purchasers fail to pay to the Shareholders any of the Contingent Amounts within ninety (90) days following the date provided in Section 2.6(d) or if the Purchasers fail to pay to the Shareholders any installment payment of principal or interest on the Notes within one hundred eighty (180) days following the scheduled payment date of the installment, then in either event, all of the agreements of the Shareholders set forth in this Article III and all of the agreements of the Shareholders set forth in Section 6 of their respective Employment Agreements shall terminate and be of no further force or effect.


                                   ARTICLE IV

                                     CLOSING

                  4.1 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of CSR, 100 Michiana Square, 100 E. Wayne Street, Suite 100, South Bend, Indiana 46601, unless the parties hereto otherwise agree.

                  4.2 Deliveries at Closing.

                  (a) Closing Payment. The Purchasers will deliver the Closing Payment (allocated among the Sellers as set forth in Schedule 2.3) to each of the Sellers.

                  (b) Covenant Payment. The Purchasers will deliver the Covenant Payments to the Shareholders.

                  (c) Notes. The Purchasers will deliver to the Sellers the Notes in the respective principal amounts as set forth in Schedule 2.3.

                  (d) Payment of Funded Debt. The Purchaser will pay to the respective obligees thereof the amount of indebtedness for borrowed money in the amounts and to the obligees set forth in the Sellers' certificate delivered pursuant to Section 4.2(i)(iv) hereof.

                  (e) Bills of Sale. At the Closing, each of the Asset Sellers will execute and deliver to the Asset Purchaser a bill of sale for all of the Purchased Assets of the respective Asset Seller.

                  (f) Assumption of Assumed Liabilities. At the Closing, the Asset Purchaser will execute and deliver to each of the Asset Sellers an undertaking to assume, pay and perform all of the Assumed Liabilities of the Asset Seller.

                  (g) Stock Certificates. At the Closing, the Stock Sellers will deliver to the Stock Purchaser certificates evidencing the Stock (duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank).

                  (h) Purchasers Certificates. The Purchasers and CSR will furnish the Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Sellers, which shall include, but not be limited to a certificate executed by the Secretary or an Assistant Secretary of each of CSR and the Purchasers, certifying, as of the Closing Date, (A) a true and complete copy of the Organizational Documents of CSR and the Purchasers, including its certificate of incorporation or organization certified as of a recent date by the appropriate Secretary of State, (B) a true and complete copy of the resolutions of its board of directors or managers, authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and (C) incumbency matters.

                  (i) Sellers' Certificates. The Sellers will furnish the Purchasers with such certificates of the Sellers and the officers of the Subject Companies and others to evidence compliance with the conditions set forth in this Agreement as may be reasonably requested by the Purchaser, which shall include, but not be limited to:

                           (i) A certificate executed by the Secretary or an
                  Assistant Secretary of each Subject Company certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of such Subject Company, including its articles of incorporation or organization certified as of a recent date by the appropriate Secretary of State, (B) incumbency matters, and (C) for each Subject Company that is an Asset Seller, a true and complete copy of the resolutions of the board of directors or managers and of the Shareholders or members authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                           (ii) A certificate of the appropriate Secretary of
                  State certifying the good standing of each Subject Company in its state of incorporation and all states in which it is qualified to do business;

                           (iii) A certificate of each of the Sellers'
                  non-foreign status, pursuant to Treasury Regulation section 1.1445-2(b)(2); and

                           (iv) A certificate of the Sellers' certifying the
                  amount of each amount required in the computation of Net Debt or Net Cash the obligees of the indebtedness for borrowed money and the allocation of Net Debt or Net Cash.

                  4.3  Other Closing Transactions.

                  (a) Employment Agreements. At the Closing, CMS LLC shall enter into an employment agreement with each of the Shareholders in the form of Exhibit B (the "Employment Agreements").


                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each of the Shareholders hereby represents and warrants to CSR and the Purchaser that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct as to each Subject Company of which the respective Shareholder is a shareholder or member:

                  5.1 Organization and Good Standing.

                  (a) The Subject Company is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts to which it is a party. Except as set forth in Schedule 5.1, the Subject Company is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on such Subject Company. Schedule 5.1 contains a complete and accurate list of jurisdictions in which the Subject Company is authorized to do business.

                  (b) Subsidiaries. The Subject Company has no Subsidiaries and, except as otherwise set forth on Schedule 5.1, the Subject Company has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

                  5.2 Authority; No Conflict.

                  (a) This Agreement and the other Transaction Documents to which the Shareholder or the Subject Company is a party (the "Sellers' Closing Documents") have been duly authorized, executed and delivered by the Shareholder and the Subject Company, to the extent that they are a party thereto, and constitute the legal, valid, and binding obligations of the Shareholder and/or the Subject Company, as the case may be, enforceable against the Shareholder and/or the Subject Company in accordance with their respective terms, in each case except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Shareholder and the Subject Company have all requisite power, authority and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their respective obligations under this Agreement and the Sellers' Closing Documents.

                  (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement and the Sellers' Closing Documents nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with or result in a
                  violation of (A) any provision of the Organizational Documents of the Subject Company or (B) any resolution adopted by the board of directors of the Subject Company or the shareholders or other equity owners of the Subject Company;

                           (ii) to the Knowledge of the Shareholders,
                  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Subject Company or any of the assets owned or used by the Subject Companies, may be subject;

                           (iii) to the Knowledge of the Shareholders,
                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Subject Company or that otherwise relates to the business of, or any of the assets owned or used by, the Subject Company;

                           (iv) to the Knowledge of the Shareholders,
                  contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; or

                           (v) result in the imposition or creation of any
                  Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the assets owned or used by the Subject Company,

except in the case of each of clauses (ii) through (v) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect on the Subject Companies.

                  To the Knowledge of the Shareholders, except as set forth in
Schedule 5.2, the Subject Company is not, nor will be, required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

                  5.3 Capitalization. Schedule 5.3 contains a complete and accurate description of the capitalization of the Subject Company (including the identity of each shareholder (or holder of other equity interest) of the Subject Company and the number of shares (or other equity interests) held by each such Person). The Shareholder has, or will have at Closing, title to all of the shares or membership interest shown as owned by the Shareholder on Schedule 5.3, in each case, free and clear of all Encumbrances. All of the Stock Seller's Stock is and will be, as of the Closing Date, duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.3, there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of the Subject Company or any securities convertible into or exchangeable for shares of capital stock or other securities issued by the Subject Company, or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by the Subject Company. None of the outstanding capital stock or equity interests or other securities of the Subject Company was issued in violation of the Securities Act.

                  5.4 Financial Statements. The Subject Companies have delivered to CSR (a) internally prepared balance sheets of the Subject Companies as of December 31 for each of the years 1995 and 1996 and the related statements of income, for each of the years then ended, (b) an audited combined balance sheet of the Subject Companies as of December 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related combined statements of income, changes in shareholders' equity, and cash flow for the 12-month period then ended, together with the report thereon of McGladrey & Pullen, LLP, independent certified public accountants (including the notes thereto), and (c) an internally prepared combined Statement of normalized EBITDA for each month of 1997 (collectively, clauses (a), (b) and (c) above are referred to herein as the "Financial Statements"). The Financial Statements described in clause (b) above fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in stockholders' equity, and cash flow of the Subject Companies as of the respective dates of, and for the periods referred to in, the Financial Statements, all in accordance with GAAP; the Financial Statements described in clause (b) above reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Subject Companies are required by GAAP to be included in the Financial Statements. The Financial Statements described in clause (a) above were prepared in accordance with the books and records of the Subject Companies and in accordance with the past practices of the Subject Companies. Except as set forth in Schedule 5.4, the Balance Sheet and the income statement contain adequate accruals for, and pro rated anticipated expenses for, periodic and annual bonuses, incentive compensation, vacation, "flex time" and other similar benefits (based on then existing compensation arrangements and past practices).

                  5.5 Books and Records. The books of account, minute books, stock record books, and other records of the Subject Company, all of which have been made available to the Purchaser, are complete and correct in all material respects and, in all material respects, have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and, with respect to the books of account, fairly reflect the income, expenses, assets and liabilities of the Subject Company subject to year end adjustments. The minute books of the Subject Company contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of the Subject Company. At the Closing, all of those books and records will be in the possession of the Subject Company.

                  5.6 Title to Properties: Encumbrances. The Subject Company does not own, and since its inception has not owned, any real property or any interest, other than a leasehold interest, in any real property. Schedule 5.6 contains a complete and accurate list of all leasehold interests in real property owned by the Subject Company. Schedule 5.6 lists and describes all real property leased by the Subject Company. The Subject Company has delivered a copy of all such leases to CSR or the Purchasers and all such leases are legal, valid, binding, enforceable and in full force and effect. There are no disputes, oral agreements or forbearances in effect as to any such leases. The Subject Company owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Subject Company since the date of the Balance Sheet, which subsequently purchased or acquired properties and assets, other than personal property acquired in the Ordinary Course of Business, are listed in Schedule 5.6. Except as set forth in Schedule 5.6, all material properties and assets of the Subject Company reflected in the Balance Sheet are free and clear of all Encumbrances other than Permitted Encumbrances.

                  5.7 Condition and Sufficiency of Assets. The buildings, plants, structures and equipment which comprise the office space of the Subject Company is in reasonable working order and adequate for its intended use, except where failure to be in such condition would not have a Material Adverse Effect on such Subject Company. The building, plants, structures and equipment which comprise the office space of the Subject Company is adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment which comprise the office space of the Subject Company are sufficient for the continued conduct of the business of the Subject Company after the Closing in substantially the same manner as conducted prior to the Closing.

                  5.8 Accounts Receivable. All accounts receivable of the Subject Company that are reflected on the accounting records of the Subject Company as of the Closing and, unless paid prior to Closing, all accounts receivable of the Subject Company that are reflected on the Balance Sheet (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth in Schedule 5.8, unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Subject Company as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the Balance Sheet and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, except as set forth in Schedule 5.8, each of the Accounts Receivable either has been or will be collected in full, without any setoff, within one hundred eighty days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

                  5.9 No Undisclosed Liabilities. Except as set forth in
Schedule 5.9, the Subject Company has no Liabilities required to be disclosed under GAAP except for Liabilities reflected or reserved against in the Balance Sheet (including the notes thereto) and current Liabilities incurred in the Ordinary Course of Business since the date thereof.

                  5.10 Taxes.

                  (a) Except as set forth in Schedule 5.10, there have been properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed by the Subject Company on or prior to the date hereof. As of the time of filing, the foregoing Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status or other matters of the applicable entity or any other information required to be shown thereon. In particular, the foregoing returns are not subject to penalties under Section 6662 of the IRC, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. Except as set forth in Schedule 5.10, an extension of time within which to file any Tax Return that has not been filed has not been requested or granted.

                  (b) With respect to all amounts in respect of Taxes imposed on the Subject Company or for which the Subject Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons or entities (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing, all applicable Tax laws and agreements have been complied with in all material respects, and all such amounts required to be paid by the Subject Company to taxing authorities or others on or before the date hereof have been paid.

                  (c) No material issues have been raised (and are currently pending) by any taxing authority in connection with any of the Tax Returns of the Subject Company. No waiver of statute of limitation with respect to any Tax Return has been given by or requested from the Subject Company. Schedule 5.10 sets forth (i) the taxable years of the Subject Company as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years, (A) those years for which examinations have been completed, (B) those years for which examinations are presently being conducted, (C) those years for which examinations have not been initiated, and (D) those years for which required Tax Returns have not yet been filed. Except to the extent shown in Schedule 5.10, all deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Financial Statements.

                  (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Subject Company.

                  (e) The Subject Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

                  (f) Except as set forth in Schedule 5.10, the Subject Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the IRC.

                  (g) The Subject Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the IRC (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the IRC (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

                  (h) None of the assets of the Subject Company is property that the Subject Company is required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the IRC.

                  (i) None of the assets of the Subject Company directly or indirectly secures any debt, the interest on which is Tax-exempt under
         Section 103(a) of the IRC.

                  (j) None of the assets of the Subject Company is "tax-exempt use property" within the meaning of Section 168(h) of the IRC.

                  (k) Except as set forth in Schedule 5.10, the Subject Company has not agreed to make nor is the Subject Company required to make any adjustment under Section 481(a) of the IRC by reason of a change in accounting method or otherwise.

                  (l) The Subject Company is not a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC.

                  (m) Neither the Subject Company nor the Shareholders is a Person other than a United States Person within the meaning of the IRC.

                  (n) CSM/TemPro Resources of Nashville, LLC (the "LLC") has at all times during its existence properly been treated as a partnership for federal and applicable state income Tax purposes. Except for the LLC and except as set forth in Schedule 5.10, none of the Subject Companies is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal and applicable state income Tax purposes.

                  (o) The unpaid Taxes of the Subject Company do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Balance Sheet, as adjusted for the passage of time through the Closing, in accordance with the past custom and practice of the Subject Company.

                  (p) CMS Management Services, Co., TemPro Resources, Inc. and CMS Services, Inc. have properly been treated as an S Corporation (as defined in the IRC) for federal and applicable state income tax purposes since the following respective dates: January 1, 1989, January 1, 1989 and September 23, 1997.

                  5.11 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, assets or condition of the Subject Company, and, to the Knowledge of the Shareholders, no event has occurred or circumstance exists that may result in such a Material Adverse Change.

                  5.12     Employee Benefits.

                  (a) (i) Schedule 5.12 contains a complete and accurate list of all currently existing Plans and Other Benefit Obligations of the Subject Company, and identifies as such all Plans that are Qualified Plans.

                           (ii) Schedule 5.12 contains a complete and accurate
                  list of (A) all ERISA Affiliates of the Subject Company, and
                  (B) all currently existing Plans of which any such ERISA Affiliate is a Plan Sponsor, in which any such ERISA Affiliate participates, or to which any such ERISA Affiliate contributes.

                           (iii) Schedule 5.12 sets forth the approximate 1997
                  annual payment for all current obligations owed under any such Plan of the Subject Company or Other Benefit Obligation of the Subject Company that is not subject to the disclosure and reporting requirements of ERISA.

                  (b) the Subject Company has delivered to CSR copies of:

                           (i) all documents that set forth the terms of each
                  currently existing Plan and Other Benefit Obligations of the Subject Company and of any related trust, including (A) all plan descriptions and summary plan descriptions of the Plans of the Subject Company for which plan descriptions and summary plan descriptions are required to be prepared, filed and distributed and (B) all summaries and descriptions furnished to participants and beneficiaries regarding the Plans and the Other Benefit Obligations of the Subject Company for which a plan description or summary plan description is not required;

                           (ii) all currently existing personnel and employment
                  manuals and policies of the Subject Company;

                           (iii) a written description of any Plan or Other
                  Benefit Obligation of the Subject Company that is not otherwise in writing;

                           (iv) all SEC registration statements filed with
                  respect to any Plan of the Subject Company;

                           (v) all currently existing insurance policies
                  purchased by or to provide benefits under any Plan of the Subject Company;

                           (vi) all currently existing contracts with third
                  party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Plan or Other Benefit Obligation of the Subject Company;

                           (vii) all reports submitted within the three years
                  preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants or other independent contractors with respect to any Plan or Other Benefit Obligation of the Subject Company;

                           (viii) all notifications to employees of the Subject
                  Company of their rights under ERISA Section 601 et seq. and IRC Section 4980B given during the last two (2) years;

                           (ix) the Form 5500 filed with respect to each Plan of
                  the Subject Company for the most recent three plan years, including all schedules thereto and the opinions of independent accountants;

                           (x) all notices that were given by the Subject
                  Company or any ERISA Affiliate of the Subject Company or any Plan of the Subject Companies to the IRS or any participant or beneficiary, pursuant to statute, within the three years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 5.12;

                           (xi) all notices relating to a Plan or other Benefit
                  Obligation that were given by the IRS or the Department of Labor to the Subject Company, any of its ERISA Affiliates or any Plan of the Subject Company within the three years preceding the date of this Agreement; and

                           (xii) the most recent IRS determination letter for
                  each Qualified Plan which is a Plan of the Subject Company.

                  (c)      Except as set forth in Schedule 5.12:

                           (i) The Subject Company has performed all of its
                  obligations under all the Plans and Other Benefit Obligation of the Subject Company. The Subject Companies has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Other Benefit Obligations that have accrued but are not due.

                           (ii) No statement, either written or, to the
                  Knowledge of the Shareholders, oral, has been made by the Subject Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any of the Subject Company.

                           (iii) The Subject Company, with respect to all the
                  Plans and the Other Benefit Obligations of the Subject Company, is, and each Plan and Other Benefit Obligation of the Subject Company is in full compliance in all material respects with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 5. 12.

                                    (1) No transaction prohibited by ERISA 406
                           and no "prohibited transaction" under IRC 4975(c) has occurred with respect to any Plan of the Subject Company.

                                    (2) The Subject Company has no liability to
                           the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                                    (3) The Subject Company has no liability
                           under ERISA Section 502.

                                    (4) All filings required by ERISA and the
                           IRC as to each Plan of the Subject Company have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                                    (5) All contributions and payments made or
                           accrued by the Subject Company and the ERISA
                           Affiliates of the Subject Company with respect to all the Plans and Other Benefit Obligations of the Subject Company are or will be deductible under IRC 162 or 404 subject to the requirements and limitations provided therein. No amount, nor any asset of any Plan of the Subject Company is subject to Tax as unrelated business taxable income.

                           (iv) Neither the Subject Company nor any ERISA
                  Affiliate of the Subject Company sponsors or maintains, previously sponsored or maintained, or has or had any obligation to contribute to any Title IV Plan, Multiemployer Plan or any Welfare Plan that provides or will provide benefits described in Section 3(1) of ERISA to any former employee or retiree of the Subject Company or any ERISA Affiliate of the Subject Company, except as required under
                  Part 6 of Title I of ERISA and Section 4980B of the Code.

                           (v) To the Knowledge of the Shareholders, each Plan
                  of the Subject Company which is not a Multi-Employer Plan can be terminated within thirty days, without payment of any additional contribution or amount for any time periods after termination of the Plan and without the vesting or acceleration of any benefits promised by such Plan, other than vesting of any accrued benefits under any Pension Plan.

                           (vi) To the Knowledge of the Shareholders, no event
                  has occurred or circumstance exists as of the Closing that could result in a material increase in premium costs of the Plans and Other Benefit Obligations of the Subject Company that are insured or a material increase in benefit costs of such Plans and Other Benefit Obligations that are self-insured.

                           (vii) Other than claims for benefits submitted by
                  participants or beneficiaries, no claim against, or legal proceeding involving, any Plan or Other Benefit Obligation of the Subject Company is pending or, to the Knowledge of the Shareholders, is Threatened.

                           (viii) Each Qualified Plan of the Subject Company is
                  qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income Tax under IRC Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                           (ix) The Subject Company has complied with the
                  provisions of ERISA Section 601 et seq. and IRC Section 4980B.

                           (x) No payment that is owed or may become due to any
                  director, officer, employee or agent of any of the Subject Company will be non-deductible to the Subject Company or subject to Tax under IRC Section 280G or Section 4999; nor will the Subject Company be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.

                  5.13 Compliance with Legal Requirements; Governmental Authorizations.

                  (a) Except as set forth in Schedule 5.13:

                           (i) the Subject Company is, and at all times since
                  January 1, 1995 has been, in all material respects, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) to the Knowledge of the Shareholders, no event
                  has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Subject Company of, or a failure on the part of the Subject Company to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of the Subject Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) the Subject Company has not received, at any
                  time since January 1, 1995, any written or, to the Knowledge of the Shareholders, other notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of any of the Subject Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Schedule 5.13 contains a complete and accurate list of each material Governmental Authorization that is held by the Subject Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Subject Company. Each Governmental Authorization is valid and in full force and effect. Except as set forth in Schedule 5.13:

                           (i) the Subject Company is, and at all times since
                  January 1, 1995, has been, in all material respects, in full compliance with all of the terms and requirements of each Governmental Authorization;

                           (ii) to the Knowledge of the Shareholders, no event
                  has occurred or circumstance exists that (A) constitutes or results directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization or (B) results directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization;

                           (iii) the Subject Company has not received, at any
                  time since January 1, 1995, any written or, to the Knowledge of the Shareholders, other notice or communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

                           (iv) all material applications required to have been
                  filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  The Governmental Authorizations listed in Schedule 5.13 collectively constitute all of the material Governmental Authorizations necessary to permit the Subject Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Subject Company to own and use its assets in the manner in which it currently owns and uses such assets.

                  5.14 Legal Proceedings; Orders.

                  (a) Except as set forth in Schedule 5.14, there is no pending Proceeding:

                           (i) that has been commenced by or, to the Knowledge
                  of the Shareholders or the Subject Company, against the Subject Company or, to the Knowledge of the Shareholders, that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Subject Company; or

                           (ii) that challenges, or that may have the effect of
                  preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

                  Except as set forth in Schedule 5.14, to the Knowledge of the Shareholder, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Subject Company has delivered to CSR or the Purchasers copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.14. The Proceedings listed in Schedule 5.14 will not, individually or in the aggregate, have a Material Adverse Effect on the business, operations, assets, condition or prospects of the Subject Company.

                  (b)      Except as set forth in Schedule 5.14:

                           (i) there is no Order to which the Subject
                  Company or any of the assets owned or used by the Subject Company, is subject;

                           (ii) the Shareholder is not subject to any Order that
                  relates to the business of, or any of the assets owned or used by, the Subject Company; and

                           (iii) to the Knowledge of the Shareholders, no
                  officer, director, agent or employee of the Subject Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Subject Company.

                  (c)      Except as set forth in Schedule 5.14:

                           (i) the Subject Company is, and at all times since
                  January 1, 1995, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstance exists
                  that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Subject Company or any of the assets owned or used by the Subject Company, is subject; and

                           (iii) the Subject Company has not received, at any
                  time since January 1, 1995, any written or, to the Knowledge of the Shareholders, other notice or communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Subject Company or any of the assets owned or used by the Subject Company, is or has been subject.

                  5.15 Absence of Certain Changes and Events.

                  Except as set forth in Schedule 5.15, since the date of the Balance Sheet, the Subject Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                  (a) change in authorized or issued capital stock of, or other equity interests in, the Subject Company; grant of any stock option or right to purchase shares of capital stock, of or other equity interests in, the Subject Company; issuance of any security convertible into such capital stock or other equity interests; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Subject Company of any shares of any such capital stock or other equity interests; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or other equity interests;

                  (b) amendment to the Organizational Documents of the Subject Company;

                  (c) payment or increase by the Subject Company (except in the Ordinary Course of Business) of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Subject Company;

                  (e) damage to or destruction or loss of any asset or property of any of the Subject Companies, whether or not covered by insurance, that would have a Material Adverse Effect on the Subject Company;

                  (f) entry into, termination or acceleration of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a Liability by or to the Subject Company of at least $25,000;

                  (g) sale (other than sales in the Ordinary Course of Business), lease or other disposition of any material asset or property of the Subject Company or mortgage, pledge or imposition of any lien or other Encumbrance on any material asset or property of the Subject Company, including the sale, lease or other disposition of any of the Intellectual Property Assets;

                  (h) delay or failure to repay when due any obligation, including without limitation, accounts payable and accrued expenses (except in the Ordinary Course of Business);

                  (i) accrual of any expenses except for such accruals in the Ordinary Course of Business;

                  (j) capital expenditures in excess of $25,000;

                  (k) cancellation or waiver of any claims or rights with a value to the Subject Company in excess of $10,000;

                  (l) any payment, discharge or satisfaction of any Liability by any Subject Company, other than the payment, discharge or satisfaction of Liabilities, in the Ordinary Course of Business;

                  (m) incurrence of or increase in, any Liability, except in the Ordinary Course of Business, or any deferred payment of or failure to pay when due, any Liability;

                  (n) material change in the accounting methods used by the Subject Company;

                  (o) material disagreement or dispute with any key employee with respect to compensation, equity ownership, duties or authority; or

                  (p) agreement, whether oral or written, by the Subject Company to do any of the foregoing.

                  5.16 Contracts; No Defaults.

                  (a) Schedule 5.16 contains a complete and accurate list, and the Subject Company has made available to CSR or the Purchasers true and complete copies, of:

                           (i) each written Applicable Contract that involves
                  performance of services or delivery of goods by the Subject Company for a fixed price in excess of $10,000 or a fixed deliverable;

                           (ii) each written Applicable Contract that involves
                  performance of services or delivery of goods or materials to the Subject Company for a fixed price in excess of $25,000;

                           (iii) each Applicable Contract that was not entered
                  into in the Ordinary Course of Business and that involves expenditures of the Subject Company, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $10,000, or receipts of the Subject Company, individually or, for a series of related Applicable Contracts, in the aggregate, in excess of $20,000;

                           (iv) each lease, rental or occupancy agreement,
                  license, installment and conditional sale agreement, and other Applicable Contract of the Subject Company affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

                           (v) each licensing agreement or other Applicable
                  Contract of the Subject Company with respect to patents, trademarks, copyrights or other intellectual property of the Subject Company, except agreements with current or former employees, regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
                  Applicable Contract of the Subject Company to or with any labor union or other employee representative of a group of employees and each other written employment or consulting agreement with any employees or consultants, except for written employment or consulting agreements with billable employees or billable consultants;

                           (vii) each joint venture, partnership and other
                  Applicable Contract of the Subject Company (however named) involving a sharing of profits, losses, costs or liabilities by the Subject Company with any other Person;

                           (viii) each Applicable Contract of the Subject
                  Company containing covenants that in any way purport to restrict the business activity of any of the Subject Company or any Affiliate of the Subject Company or limit the freedom of the Subject Company or any Affiliate of the Subject Company to engage in any line of business or to compete with any Person;

                           (ix) each Applicable Contract of the Subject Company
                  providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                           (x) each power of attorney that is currently
                  effective and outstanding;

                           (xi) each Applicable Contract entered into other than
                  in the Ordinary Course of Business that contains or provides for an express undertaking by the Subject Company to be responsible for consequential damages;

                           (xii) each executory Applicable Contract of the
                  Subject Company for capital expenditures in excess of $10,000;

                           (xiii) each Applicable Contract which, to the
                  Knowledge of the Shareholders, will result in a material loss to the Subject Company;

                           (xiv) each Applicable Contract between the Subject
                  Company and its former or current stockholders, directors, officers and employees (other than standard employment agreements previously furnished to or approved by the Purchaser);

                           (xv) each written warranty, guaranty, and or other
                  similar undertaking with respect to contractual performance extended by the Subject Company other than in the Ordinary Course of Business; and

                           (xvi) each amendment, supplement, and modification
                  (whether oral or written) in respect of any of the foregoing.

                  (b) Except as set forth in Schedule 5.16, no officer, director, agent, employee, consultant or contractor of the Subject Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to engage in or continue any conduct, activity or practice relating to the business of any of the Subject Company.

                  (c) Except as set forth in Schedule 5.16, each Contract identified or required to be identified in Schedule 5.16 is in full force and effect and is valid and enforceable in accordance with its terms except to the extent the invalidity or unenforceability of such Contract would not have a Material Adverse Effect on the Subject Company.

                  (d) Except as set forth in Schedule 5.16:

                           (i) the Subject Company is and to the Knowledge of
                  the Shareholders, at all times since January 1, 1995, has been, in compliance with all material terms and requirements of each material Contract under which the Subject Company has any obligation or Liability or by which the Subject Company or any of the assets owned or used by the Subject Company is or was bound;

                           (ii) to the Knowledge of the Shareholders, each other
                  Person that has any obligation or Liability under any material Contract under which the Subject Company has any rights is, and at all times since January 1, 1995 has been, in compliance with all material terms and requirements of such Contract;

                           (iii) to the Knowledge of the Shareholders, no event
                  has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Subject Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; and

                           (iv) the Subject Company has not given to or received
                  from any other Person, at any time since January 1, 1995, any written or, to the Knowledge of the Shareholders, other notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract.

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Subject Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                  (f) The Contracts relating to the provision of products or services by the Subject Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  5. 17  Insurance.

                  (a) The Subject Company has delivered to CSR:

                           (i) a true and complete list of all policies of
                  insurance to which the Subject Company is a party or under which the Subject Company or any director or officer of the Subject Company, is or has been covered at any time within the three years preceding the date of this Agreement; and

                           (ii) any statement by the auditor of the Financial
                  Statements prepared in connection with such Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b) Schedule 5.17 describes:

                           (i) any self-insurance arrangement by or affecting
                  the Subject Company, including any reserves established thereunder; and

                           (ii) any contract or arrangement, other than a policy
                  of insurance, for the transfer or sharing of any risk by the Subject Company.

                  (c) Schedule 5.17 sets forth, by year, for the current policy year and each of the three preceding policy years:

                           (i) a summary of the loss experience under each
                  policy; and

                           (ii) a statement describing the loss experience for
                  all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d) Except as set forth in Schedule 5.17:

                           (i) All policies to which the Subject Company is a
                  party or that provide coverage to the Subject Company or any director or officer of the Subject Company:

                                    (l) are valid, outstanding and enforceable;

                                    (2) are sufficient for compliance with all
                           Legal Requirements and Contracts to which the Subject Company is a party or by which it is bound;

                                    (3) will continue in full force and effect
                           following the consummation of the Transactions; and

                                    (4) do not provide for any retrospective
                           premium adjustment or other experienced-based liability on the part of any of the Subject Companies.

                           (ii) the Subject Company has not received (A) any
                  refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii) To the Knowledge of the Shareholders, the
                  Subject Company has given notice to the insurer of all material claims that may be insured thereby.

                  5.18   Environmental Matters .

                  Except as set forth in Schedule 5.18:

                  (a) The Subject Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except where such noncompliance or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Subject Company. To the Knowledge of the Shareholders, the Subject Company has no basis to expect, nor has it or any other Person for whose conduct the Subject Company is or may be held to be responsible received, any actual or Threatened order or written or other notice or communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Subject Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Subject Companies or any other Person for whose conduct the Subject Company is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (b) There are no pending or Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting (i) to the Knowledge of the Shareholders, any of the Facilities or (ii) any other properties and assets (whether real, personal or mixed) in which the Subject Company has or had an interest.

                  (c) Neither the Subject Company nor, to the Knowledge of the Shareholders, any other Person for whose conduct the Subject Company is or may be held responsible, has received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental,

         Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which the Subject Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Subject Company or any other Person for whose conduct the Subject Company is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

                  (d) Neither the Subject Company nor, to the Knowledge of the Shareholders, any other Person for whose conduct the Subject Company is or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Shareholders, with respect to any other properties and assets (whether real, personal or mixed) in which the Subject Company (or any predecessor), has or had an interest, or to the Knowledge of the Shareholders at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) To the Knowledge of the Shareholders, there has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which the Subject Company has or had an interest.

                  (f) The Subject Company has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Subject Company pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities or concerning compliance by the Subject Company or any other Person for whose conduct it is or may be held responsible with Environmental Laws.

                  5.19 Labor Relations; Compliance: Employees. Except as set forth in Schedule 5.19, since January 1, 1995, the Subject Company has not been nor is a party to any collective bargaining or other labor Contract. Except as set forth in Schedule 5.19, since January 1, 1995, there has not been, there is not presently pending or existing, and, to the Knowledge of the Shareholders, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting the Subject Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Subject Company or its premises or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Shareholders, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Subject Company, and no such action is contemplated by the Subject Company. Except as set forth in Schedule 5.19, the Subject Company has complied in all material respects with all Legal

Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Except as set forth in Schedule 5.19, the Subject Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements. Schedule 5.19 sets forth the names of all Persons employed by the Subject Company who are expected to receive more than $100,000 annualized cash compensation for the 1998 calendar year from the Subject Company (including without limitation, salary, commission and bonus) and who are expected to be employed by the Subject Company on the Closing Date. Except as set forth in Schedule 5.19, the Subject Company has not entered into any severance or similar arrangement in respect of any personnel that provides for any obligation (absolute or contingent) of the Subject Company or any other Person to make any payment to any such personnel following termination of employment.

                  5.20  Intellectual Property.

                  (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                           (i) the corporate name and all fictional business
                  names, trade names, registered and unregistered trademarks, service marks and applications owned by, used by or licensed to any of the Subject Company (collectively, "the Marks");

                           (ii) all of the patents, patent applications and
                  inventions and discoveries that may be patentable of the Subject Company (collectively, "the Patents");

                           (iii) all of the copyright rights in both published
                  works and unpublished works of the Subject Company (collectively, "the Copyrights"); and

                           (iv) all know-how, trade secrets, confidential
                  information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints owned, used or licensed by the Subject Company as licensee or licensor (collectively, "the Trade Secrets").

                  (b) Agreements. Schedule 5.20 contains a complete and accurate list and summary description, including any royalties paid or received by the Subject Company, of all Contracts relating to the Intellectual Property Assets to which the Subject Company is a party or by which the Subject Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which the Subject Company is the licensee. There are no outstanding and, to the Knowledge of the Shareholders, no Threatened disputes or disagreements with respect to any such contract.

                  (c) Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the business of the Subject Company as it is currently conducted.

                  (d) Patents. The Subject Company has not been issued any Patents nor has any Patents pending No process or know-how used by the Subject Company is known to infringe or is alleged to infringe any patent or other proprietary right of any other Person.

                  (e) Trademarks.

                           (i) Schedule 5.20 contains a complete and accurate
                  list and summary description of all the Marks of the Subject Company. Except as set forth in Schedule 5.20, the Subject Company is the owners of such right, title and interest in and to each of the Marks as is necessary to conduct the business of the Subject Company, free and clear of all liens, security interests, charges, Encumbrances, equities and other adverse claims.

                           (ii) Except as set forth in Schedule 5.20, all the
                  Marks of the Subject Company that have been registered with the United States Patent and Trademark Office are, to the Knowledge of the Shareholders, currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing.

                           (iii) Except as set forth in Schedule 5.20, no Mark
                  of the Subject Company has been or is now involved in any opposition, invalidation or cancellation and, to the Knowledge of the Shareholders, no such action is Threatened with the respect to any of the Marks of the Subject Company.

                           (iv) Except as set forth in Schedule 5.20, to the
                  Knowledge of the Shareholders, there is no potentially interfering trademark or trademark application of any third party.

                           (v) Except as set forth in Schedule 5.20, no Mark of
                  the Subject Company is infringed or, to the Knowledge of the Shareholders, has been challenged or threatened in any way. None of the Marks of the Subject Company used by the Subject Company is known to infringe or is alleged to infringe any trade name, trademark or service mark of any third party.

                  (f) Copyrights.   The Subject Company has no Copyrights.

                  (g) Trade Secrets. Except as set forth in Schedule 5.20, the Subject Company has no Trade Secrets and no Trade Secrets are necessary or currently used by the Subject Company to conduct its business as it is presently conducted.

                  5.21 Certain Payments. To the Knowledge of the Shareholders, since January 1, 1995, neither the Subject Company, nor any director, officer, agent or employee of the Subject Company or any other Person affiliated with or acting for or on behalf of any of the Subject Company, has directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Subject Company or any Affiliate of the Subject Company or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Subject Company.

                  5.22 No Other Agreements to Sell Assets or Capital Stock of the Subject Company. Neither the Subject Company, nor any officers, directors or Affiliates of the Subject Company have any commitment or legal obligation, absolute or contingent, to any other Person or firm, other than as contemplated by the Transactions, to sell, assign, transfer or effect a sale of any of the assets (other than inventory and products in the Ordinary Course of Business), to sell or effect a sale of the capital stock or other equity interests of the Subject Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Subject Company, to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

                  5.23 Relationships with Related Persons. Except as set forth in Schedule 5.23, neither the Subject Company, nor any of its Related Persons is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Subject Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Subject Company at substantially prevailing market prices and on substantially prevailing market terms or (ii) engaged in a business competing with any of the Subject Companies with respect to any line of the products or services of the Subject Company in any market presently served by the Subject Company, except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in
Schedule 5.23, no Related Person of the Subject Company is a party to any Contract with, or has any claim or right against, the Subject Company.

                  5.24 Customers and Suppliers. Schedule 5.24 contains a complete and accurate list of the five (5) largest suppliers and ten (10) largest customers of the Subject Company during the last fiscal year, showing the approximate total purchases by the Subject Company from each such supplier during such fiscal year and the total sales by the Subject Company to each such customer during such fiscal year. Since the date of the Balance Sheet, there has been no adverse change in the business relationship with any supplier or customer named in Schedule 5.24 and no threat or indication that any such change is reasonably foreseeable.

                  5.25 Bank Accounts. Schedule 5.25 sets forth an accurate and complete list showing the name and address of each bank in which the Subject Company has any account, safe deposit box, borrowing arrangement or certificate of deposit, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto.

                  5.26 Brokers and Finders; Advisors. Neither the Shareholder nor the Subject Company nor their respective agents have incurred any obligation or Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. The Shareholder agrees to indemnify the Purchaser and the Subject Company against and to hold CSR and the Purchasers and the Subject Company harmless from, any claims for brokerage or similar commission or other compensation which may be made against CSR, the Purchasers or the Subject Company by any third party in connection with the Transactions, which claim is based upon such third party having acted as broker, finder, investment banker, advisor, consultant or appraiser or in any similar capacity on behalf of the Subject Company, the Shareholders or any of their respective Affiliates.

                  5.27 Disclosure. No representation or warranty of the Shareholder in this Agreement and no statement in the Disclosure Schedules with respect to the Subject Company omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF CSR AND THE PURCHASER

                  CSR and the Purchasers hereby represent and warrant to the Sellers and the Shareholders as follows:

                  6.1 Organization. CSR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and corporate authority to own, lease and operate its properties and to carry on its business in the manner in which such business is now being conducted, and to enter into and perform its obligations under this Agreement. CSR Indiana is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, with full corporate power and corporate authority to own, lease and operate its properties and to carry on its business in the manner in which such business is now being conducted, to own the Stock being acquired in the Stock Acquisition pursuant to this Agreement and to enter into and perform its obligations under this Agreement. CMS LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana, with full company power and authority to own the Assets being acquired in the Asset Acquisitions and to engage in the Staffing Services Business and to enter into and perform its obligations under this Agreement. CMS LLC is newly organized and has not engaged in or conducted any business and will not engage in or conduct any business prior to the Closing Date other than the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. CSR is the owner of all of the issued and outstanding shares of the capital stock of CSR Indiana. CSR Indiana is the owner of ninety-nine percent (99%) of the membership interests in CMS LLC. The remaining one percent (1%) membership interest in CMS LLC is owned by CSR Manager, Inc., a wholly owned subsidiary of CSR. CSR Manager, Inc. is the Manager of CMS LLC.

                  6.2 Corporate Authority and Ability. All requisite corporate authorizations for the execution, delivery and performance by CSR and each of the Purchasers of this Agreement and the consummation of the Transactions have been obtained. No further corporate action shall be necessary on the part of CSR or the Purchasers to authorize the execution, delivery and performance of this Agreement or the consummation of the Transactions.

                  6.3  Authorization: No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of CSR and the Purchasers, enforceable against them in accordance with its terms. Upon the execution and delivery by CSR and the Purchasers of the Transaction Documents to which they are a party, such Transaction Documents will constitute the legal, valid and binding obligations of CSR and the Purchasers, enforceable against them in accordance with their respective terms, except where such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. CSR and each of the Purchasers has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

                  (b) Neither the execution and delivery of this Agreement by CSR or the Purchasers nor the consummation or performance of any of the Transactions by CSR or the Purchasers will give any Person the right to prevent, delay, or otherwise interfere with any of the Transactions pursuant to: (i) any provision of Organizational Documents of CSR or the Purchasers; (ii) any resolution adopted by the board of directors or the stockholders or members of CSR or the Purchasers; (iii) any Legal Requirement or Order to which CSR or the Purchasers may be subject; or (iv) any Contract to which CSR or the Purchasers is a party or by which CSR or the Purchasers may be bound, except in the case of each of clauses (iii) and (iv) above, for such contraventions, conflicts, violations, Liabilities, reassessments, revaluations, breaches or creations of Encumbrances which, individually and in the aggregate, would not have a Material Adverse Effect with respect to the Purchaser. Except as set forth in Schedule 6.3, neither CSR nor the Purchasers is and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

                  6.4 Financial Statements. CSR has delivered to the Shareholders (a) internally prepared balance sheets of CSR as of January 31, 1998 and February 28, 1998 and the related statements of income, for each of such periods, and (b) an audited balance sheet of CSR as of December 31, 1997 (including the notes thereto) (the "CSR Balance Sheet), and the related combined statements of income, changes in shareholders' equity and cash flow for the twelve month period then ended, together with the report thereon of Ernst & Young LLP, independent certified public accountants (including the notes thereto) (the "CSR Financial Statements"). The CSR Financial Statements fairly and accurately present the financial condition and the results of operations, income, expenses, assets, liabilities, changes in stockholders' equity, and cash flow of CSR as of the respective dates of, and for the periods referred to in the Financial Statements, all in accordance with GAAP; the CSR Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any person other than CSR are required by GAAP to be included in the Financial Statements.

                  6.5 No Material Adverse Change. Since the date of CSR's Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, assets or condition of CSR or the Purchasers, and to the Knowledge of CSR and the Purchasers, no event has occurred or circumstances exist that may result in such a Material Adverse Change.

                  6.6 Legal Proceedings; Orders.

                           (a) Except as set forth in Schedule 6.6, there is no
                  pending Proceeding:

                                    (i) that has been commenced by or against
                           CSR or the Purchasers or, to the Knowledge of CSR or the Purchasers, that otherwise relates to or may effect the business of or any of the assets owned or used by, CSR or the Purchasers; or

                                    (ii) that challenges, or that may have the
                           effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transaction.

                           To the Knowledge of CSR or the Purchasers, (1) no
                  such Proceeding has been threatened, and (2) no event has occurred or circumstances exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

                  (b)      Except as set forth in Schedule 6.6:

                           (i) there is no order to which CSR or the Purchasers
                  or any of the assets owned or used by CSR or the Purchasers is subject;

                           (ii) neither CSR nor the Purchasers is subject to any
                  Order that relates to the business of, or any of the assets owned or used by, CSR or the Purchasers; and

                           (iii) to the Knowledge of CSR and the Purchasers, no
                  officer, director, agent or employee of CSR or the Purchasers is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of CSR or the Purchasers.

                  (c) Except as set forth in Schedule 6.6:

                           (i) CSR and the Purchasers are, and at all times
                  since January 1, 1995 have been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstances exist
                  that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which CSR or the Purchasers or any of the assets owned or used by CSR or the Purchasers, is subject; and

                           (iii) neither CSR nor the Purchasers has received, at
                  any time since January 1, 1995, any written notice or, to the Knowledge of CSR or the Purchasers, other notice or communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which CSR or the Purchasers or any of the assets owned or used by CSR or the Purchasers, is or has been subject.

                  6.7 Proceedings. There is no pending Proceeding that has been commenced against CSR or the Purchasers and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the Knowledge of CSR and the Purchasers, no such Proceeding has been Threatened.

                  6.8 Relationship with Related Persons. Except as set forth in
Schedule 6.8, neither CSR, the Purchasers or any of their Related Persons is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with CSR or the Purchasers other than business dealings or transactions conducted in the Ordinary Course of Business with CSR or the Purchasers at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in a business competing with CSR or Purchasers with respect to any line of the products or services of CSR or the Purchasers in any market presently served by CSR or the Purchasers, except for less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market.

                  6.9 Investment. The Stock Purchaser is purchasing the Stock for its own account for investment, without a view to their distribution within the meaning of Section 2(11) of the Securities Act.

                  6.10 Brokers or Finders. Neither CSR nor the Purchasers or their respective officers and agents have incurred any obligation or Liability, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold the Sellers and the Shareholders harmless from any such payment alleged to be due by or through CSR or the Purchasers as a result of the action of CSR or the Purchasers or their respective officers or agents.

                  6.11 Disclosure. No representation or warranty of CSR and/or the Purchasers in this Agreement and no statement in Schedule 6.3 omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. The copies of the charter documents and bylaws of CSR and the Purchasers delivered to the Sellers or Shareholders prior to the Closing shall be true, correct and complete.

                                   ARTICLE VII

            ACTIONS OF THE SELLERS, THE SHAREHOLDERS, THE PURCHASERS
                    AND CSR BEFORE AND AFTER THE CLOSING DATE

                  Each of the Sellers, the Shareholders, the Purchasers and CSR covenant and agree with each other as follows:

                  7.1 Access and Investigation.

                  (a) Between the date of this Agreement and the Closing, the Sellers and Shareholders will (a) afford CSR and the Purchasers and their Representatives and prospective lenders and their Representatives (collectively, "Purchaser's Advisors") access to the Subject Companies' personnel, properties, Contracts, books and records and other documents and data, provided, however, no such access will be allowed to personnel without the prior consent of the Shareholders, (b) furnish CSR and the Purchasers and Purchasers' Advisors with copies of all such Contracts, books and records and other existing documents and data as they may reasonably request and (c) furnish CSR and the Purchasers and Purchasers' Advisors with such additional financial, operating and other data and information as they may reasonably request.

                  (b) Between the Date of this Agreement and the Closing, CSR and the Purchasers will (a) afford the Sellers, the Shareholders and their Representatives ("Sellers Advisor's") access to CSR's and Purchasers' personnel, properties, documents and data which have a bearing on the Notes and/or the Contingent Amounts, (b) furnish the Sellers, the Shareholders and Seller's Advisors with copies of all Contracts, books and records and other existing documents and data relevant to the Notes and Contingent Amounts, and (c) furnish the Seller, the Shareholders and Seller's Advisors with such additional financial operating and other data and information as they may reasonably request so long as it is relevant to the Notes and Contingent Amounts.

                  7.2 Operation of Business. Between the date of this Agreement and the Closing, CSR and the Purchasers will and the Shareholders will cause each of the Subject Companies to:

                  (a) conduct its business only in the Ordinary Course of Business;

                  (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents and maintain the relations and good will with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

                  (c) confer with each other and their Advisors concerning operational matters of a material nature; and

                  (d) otherwise report periodically to each other concerning the status of their respective businesses, operations and finances.

                  7.3 Negative Covenants.

                  (a) Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Subject Companies and the Shareholders will not, without the prior consent of CSR, take any affirmative action or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 5.15 is likely to occur.

                  7.4 Required Approvals.

                  As promptly as practicable after the date of this Agreement, each party will make all filings required by Legal Requirements to be made by it in order to consummate the Transactions (including all filings under the HSR Act, if any). Between the date of this Agreement and the Closing, the parties will (a) cooperate with respect to all filings that they may elect to make or may be required by Legal Requirements to make in connection with the Transactions and (b) cooperate in obtaining all consents identified in Schedules
5.2 or 6.2.

                  7.5 Notification.

Between the date of this Agreement and the Closing, each party to this Agreement will promptly notify each other party hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a Breach (which has or will have a Material Adverse Effect) of any of its representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach (which has or will have a Material Adverse Effect) of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition; provided, however, that such disclosure shall not be deemed to cure any Breach of a representation or warranty. Should any such fact or condition require any change in the Disclosure Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the discovering party will promptly deliver to each other party a supplement to the Disclosure Schedules specifying such change. During the same period, each party to this Agreement will promptly notify each other party hereto of the occurrence of any Breach (which has or will have a Material Adverse Effect) of any covenant or agreement by such party in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Articles VIII and IX impossible or unlikely; provided, however, that such disclosure shall not be deemed to cure any Breach of a covenant or agreement or to satisfy a condition. Each party to this Agreement shall promptly notify each other party hereto of any default, the threat or commencement of any Proceeding or any development that occurs before the Closing that could in any way materially affect such party, the business or assets of such party or the ability of such party to consummate the Transactions.

                  7.6  No Negotiation.

                  Until thirty (30) days from the date hereof or unless this Agreement is earlier terminated pursuant to Article XI, neither the Subject Companies nor the Shareholders nor any of their respective Representatives will directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than CSR and the Purchasers) relating to any transaction involving the sale of all or a substantial portion of its business or assets of any of the Subject Companies or any of their capital stock or other equity interests or any merger, consolidation, business combination or similar transaction involving any of the Subject Companies (each such transaction referred to herein as a "Proposed Acquisition Transaction"). The Subject Companies and the Shareholders will immediately notify CSR if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made or any information is requested with respect to any Proposed Acquisition Transaction and notify CSR of the terms of any proposal which they or their respective Representatives may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party. The Subject Companies and the Shareholders shall also provide CSR with a copy of any offer.

                  7.7. Assumption of Asset Sellers' Liabilities. Subject to the Shareholders' indemnification obligations pursuant to Article X, from and after the Closing Date the Asset Purchaser shall assume, pay, perform and discharge all Assumed Liabilities of each of the Asset Sellers of every kind, character and description, whether accrued, absolute, contingent or otherwise, arising on or before the Closing Date.

                  7.8 Conduct of Subject Companies' Business. From and after the Closing Date until December 31, 2000, unless all of the Shareholders shall otherwise consent in writing, CSR and the Purchasers will cause all of the business of the Subject Companies to be conducted by CMS LLC, will maintain the separate corporate existence of CMS LLC, and will not sell, transfer or dispose of any of the assets or business of the Subject Companies or CMS LLC except in the Ordinary Course of Business or transfer any of the employees of CMS LLC. On the Closing Date CSR Indiana will assign and transfer all of the business assets and liabilities of CMS/TemPro Resources of Indianapolis, Inc. to CMS LLC.

                  7.9 Indemnity Obligations. CSR and the Purchasers covenant and agree that their indemnity obligations to the Shareholders shall include those liabilities described in the letter agreement among CSR, the Purchasers and the Shareholders dated the Closing Date.

                  7.10 CMS 401(k) Plans and Related Matters. Prior to Closing, appropriate documentation will be adopted by the Subject Companies for termination of the Nashville 401(k) Plan and termination of the CMS 401(k) Plan. In addition to 100% vesting of those employees covered by each of such two Qualified Plans, such documentation will provide (subject to compliance with IRS requirements and applicable plan provisions) that employees who terminate employment from the Subject Companies, shall be entitled to a distribution of their benefits from such Plans either through a lump sum distribution, rollover to an IRA or other Qualified Plan as may be permitted by such other Qualified Plan. Subject Companies shall remain fully responsible and liable for any and all liabilities/benefits ERISA compliance, or claims relating to the CMS 401(k) Plan or Nashville 401(k) Plan and the Shareholders shall fully indemnify CSR and Purchasers from any and all Liabilities associated with the CMS 401(k) Plan or the Nashville 401(k) Plan.

                  7.11 Credit for Service with Subject Companies. CSR and Purchasers hereby agree that to the extent that any employees of the Subject Companies become employees of CSR, Purchasers or any related entity, their service with the Subject Companies will be credited for vesting and eligibility purposes if they are covered by any Qualified Plan of CSR, Purchasers or any related entity after closing. It is CSR's and Purchasers' intention that all current employees of Subject Companies will be offered employment by CMS LLC as of the Closing Date.

                  7.12 Post Closing Cooperation of CSR and the Purchasers. CSR and the Purchasers recognize that it is in the mutual best interests of the Purchasers and the Sellers to achieve the Adjusted EBITDA levels that would allow the Sellers to maximize the Contingent Amounts. CSR and the Purchasers therefore agree to cooperate with an assist the Sellers (subject to the exercise of prudent business judgment by CSR and the Purchasers) in Sellers' attempt to maximize the Contingent Amounts.

                  7.13 The Sellers' and the Shareholders' Compliance with Subordination Provisions of the Notes. Each of the Sellers and the Shareholders covenant and agree for the benefit of the Senior Lenders (as defined in the Notes) to comply with and be bound by each of the Subordination Provisions (as defined in the Notes) set forth in the Notes.

                                  ARTICLE VIII

             CONDITIONS PRECEDENT TO PURCHASERS' OBLIGATION TO CLOSE

                  The Purchasers' obligation to pay the Consideration and to take the other actions required to be taken by the Purchasers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchasers, in whole or in part):

                  8.1 Accuracy of Representations. All of the representations and warranties of the Shareholders in this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing.

                  8.2  Shareholders'  and Subject Companies' Performance.

                  (a) All of the covenants and obligations that the Shareholders and the Subject Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) The Shareholders and the Subject Companies must have delivered each of the documents required to be delivered by the Shareholders and the Subject Companies pursuant to Section 4.2.

                  8.3 Consents. Each of the Consents identified in Schedule 5.2 must have been obtained and must be in full force and effect.

                  8.4  Additional Documents.

                  The Shareholders must have delivered to the Purchaser such documents as the Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Shareholders,
(ii) evidencing the performance by the Subject Companies and the Shareholders, or the compliance by the Subject Companies and the Shareholders with, any covenant or obligation required to be performed or complied with by the Subject Companies and the Shareholders, (iii) evidencing the satisfaction of any condition referred to in this Article VIII or (iv) otherwise facilitating the consummation of any of the Transactions.

                  8.5 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Subject Companies, or (b) is entitled to all or any portion of the Consideration payable for the Stock or the Assets.

                                   ARTICLE IX

                        CONDITIONS PRECEDENT TO SELLERS'
                               OBLIGATION TO CLOSE

                  The Sellers' obligation to sell the Stock and the Assets in exchange for the Consideration and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

                  9.1 Accuracy of Representations. All of the representations and warranties of CSR and the Purchasers in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing.

                  9.2  The Purchasers' Performance.

                  (a) All of the covenants and obligations that CSR and the Purchasers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (b) Each document required to be delivered by CSR and the Purchasers pursuant to Section 4.2 must have been delivered.

                  9.3 Consents. Each of the Consents identified in Schedule 6.2 must have been obtained and must be in full force and effect.

                  9.4  Additional Documents.

                  CSR and the Purchasers must have delivered to the Sellers such documents as the Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any of CSR's or Purchasers' representations and warranties, (ii) evidencing the performance by CSR and the Purchasers of, or the compliance by CSR or the Purchasers with, any covenant or obligation required to be performed or complied with by CSR or the Purchasers, (iii) evidencing the satisfaction of any condition referred to in this Article IX or (iv) otherwise facilitating the consummation or performance of any of the Transactions.


                                    ARTICLE X

                            INDEMNIFICATION; REMEDIES

                  10.1 Survival of Representations. Etc. The representations and warranties of the Shareholders and of CSR and the Purchasers contained herein and the indemnity obligations of the


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
Shareholders set forth in Section 10.2(a)(iii) shall survive until two (2) years after the Closing; provided, however, that the representations and warranties contained in Section 5.10, Section 5.12 and Section 5.18 shall continue to survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver or extension thereof). All of said representations and warranties shall in no respect be limited or diminished by any past or future investigation on the part of CSR or Purchasers; provided, however, that to the extent that as a result of any such investigation prior to the Closing, CSR or the Purchasers have actual knowledge that any representation or warranty of the Shareholders is untrue or that any covenant or agreement made by the Shareholders have not been performed, then the Shareholders shall not have any liability with respect to such untrue representation or warranty or such unperformed covenant or agreement.

                  10.2  Indemnifications.

                  (a) By the Shareholders. Each Shareholder shall indemnify, save and hold harmless CSR and the Purchasers and their Affiliates and Subsidiaries and each of their respective Representatives (individually, a Shareholder Indemnified Party, and collectively, the "Shareholder Indemnified Parties"), from and against any and all costs, losses, Liabilities, damages, lawsuits and demands (whether or not arising out of third-party claims), including without limitation losses in connection with workers compensation claims, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up, remedial correction or responsive action), damages to the Environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any Breach of any representation or warranty (including, but not limited to, the representations and warranties contained in Section 5.10) made by the Shareholder in this Agreement; (ii) any Breach of any covenant or agreement made by the Shareholder in this Agreement or any certificate delivered by the Shareholder at the Closing; or (iii) the negligent performance of any services to clients or customers by the Subject Company of which the Shareholder is a shareholder or member prior to the Closing.

                  The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against any indemnified Party, but includes Damages incurred or sustained by an indemnified Party in the absence of third party claims. Payments by any indemnified Party of amounts for which such indemnified Party is indemnified hereunder shall not be a condition precedent to recovery. The rights and remedies provided in this Article X shall be exclusive as to any Damages incurred by a party under this Agreement; provided, however, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to such equitable remedies, including without limitation specific performance and injunctions.

                  (b) By Purchasers and CSR. Purchasers shall indemnify, save and hold harmless the Shareholders, the Sellers and their respective Affiliates and Representatives (the "Purchaser Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any Breach of any representation or warranty made by CSR and the Purchasers in this Agreement; or (ii) any Breach of any covenant or agreement made by CSR and/or the Purchasers in this Agreement.

                  (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its Representatives (including without limitation their attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

                  (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by an indemnified party hereunder against the indemnifying party, the indemnified party shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against an indemnified party, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been damaged by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of their indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at the indemnifying party's own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the indemnified party, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.

                  If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party which consent shall not be unreasonably withheld. If the indemnified party settles or compromises such lawsuit or action without the prior written consent of the indemnifying party, the indemnifying party will bear no liability hereunder for or with respect to such lawsuit or action. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this
Section 10.2 and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or Judgment.

                  (e) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.2 (except to the extent any such Person is party hereto in his or her individual capacity). Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

                  (f) Limitation on Indemnity/Commitments.

                           (i) The indemnification obligation of the
                  Shareholders and of the Purchasers and CSR with respect to any Breach of any representation or warranty pursuant to Section 10.2(a)(i) or (b)(i) and of the Shareholders with respect to Damages arising under Section 10.2(a)(iii) shall be limited to Claims for Damages made prior to the last date of survival thereof referred to in Section 10.1. The indemnification obligation of the Shareholders and the Purchasers and CSR with respect to any Breach of any covenant or agreement pursuant to
                  Section 10.2(a)(ii) or (b)(ii) shall survive indefinitely subject to the terms of this Agreement.

                  (ii) The Shareholder Indemnified Parties may not recover Damages from the Shareholders pursuant to Section 10.2(a)(i) or 10.3(a)(iii) until the aggregate amount of Damages relating to such Claims for which the Shareholder Indemnified Parties, in the aggregate, are entitled to indemnification under
                  Section 10.2(a)(i) or 10.3(a)(iii) exceeds Two Hundred Thousand Dollars ($200,000) (the "Threshold"); provided, however, in the event that the aggregate amount of Damages for which the Shareholder Indemnified Parties are seeking indemnification under Section 10.2(a)(i) or 10.3(a)(iii) exceeds such amount, the Shareholder Indemnified Parties may recover the amount of such Damages in excess of One Hundred Thousand Dollars ($100,000); provided, further, however, that for Claims Notices given prior to the first anniversary of the Closing Date the maximum aggregate amount of such Damages for which the Shareholders shall be liable pursuant to Section 10.2(a)(i) and 10.3(a)(iii) shall not exceed Five Million Dollars $5,000,000) and, that, for Claims Notices given on or after the first anniversary of the Closing Date, the maximum aggregate amount of such Damages for which the Shareholders shall be liable


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
                  pursuant to Section 10.2(a)(i) and 10.3 (a)(iii) shall not exceed Four Million Dollars ($4,000,000). The Shareholder Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

                           (iii) The Threshold and maximum damages limitations
                  in Section 10.2(e)(ii) shall not apply to Damages incurred in connection with, arising out of or resulting from any Breach of any representation or warranty made by the Shareholders in
                  Section 5.3.

                           (iv) The Purchaser Indemnified Parties may not
                  recover Damages from CSR or the Purchasers pursuant to Section 10.2(b)(i) until the aggregate amount of Damages for which the Purchaser Indemnified Parties, in the aggregate, are entitled to indemnification exceeds the Threshold; provided, however, in the event that the aggregate amount of Damages for which the Purchaser Indemnified Parties are seeking indemnification under Section 10.2(b)(i) exceeds such amount, the Purchaser Indemnified Parties may recover the amount of such Damages in excess of One Hundred Thousand Dollars ($100,000); provided, further, however, that for claims notices given prior to the first anniversary of the Closing Date the maximum aggregate amount of Damages for which CSR and the Purchasers shall be liable pursuant to Section 10.2(b)(i) shall not exceed Five Million Dollars ($5,000,000) and, that, for Claims Notices given on or after the first anniversary of the Closing Date the maximum aggregate of such Damages for which CSR and the Purchasers shall be liable pursuant to Section 10.2(b)(i) shall not exceed Four Million Dollars ($4,000,000). The Purchaser Indemnified Parties shall have the right to make a Claim hereunder prior to the time at which the Threshold that is applicable to such Claim has been surpassed for the purpose of asserting such Claim within the relevant survival period of the applicable indemnification obligation and any such Claim made within such period shall, to the extent such Threshold ultimately is met, survive until its final resolution.

                           (v) Neither (a) the termination of the
                  representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of an indemnified party in respect of any Claim made by such indemnified party received by the indemnifying party prior to the expiration of the applicable survival period provided herein.

                  10.3 Tax.

                  (a) Tax Indemnification.


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
                           (i) With Respect to each of the Asset Sellers. The
                  Shareholders of each Asset Seller shall be responsible for and pay and shall jointly and severally indemnify and hold harmless CSR and the Purchasers from and against all Taxes imposed on the Asset Seller or for which the Asset Seller is liable, with respect to all periods ending on or after the Closing Date.

                           (ii) With respect to CMS/TemPro Resources of
                  Indianapolis, Inc. ("CMS/TemPro INDY"). Except for Taxes that are reserved for on the Closing Balance Sheet, the Stock Sellers shall be responsible for and pay and shall jointly and severally indemnify and hold harmless CSR and the Purchasers and CSM/TemPro INDY (and each of their respective affiliates, successors and assigns) from and against (i) all Taxes imposed on CMS/TemPro INDY, or for which CMS/TemPro INDY is liable, with respect to any period beginning before the Closing Balance Sheet Date and ending on or after the Closing Balance Sheet Date but only with respect to the portion of such period up to and including the Closing Balance Sheet Date (such portion, a "Pre-Closing Partial Period"), (ii) any costs or expenses (other than the time of employees of CMS/TemPro INDY and advisory fees and facilitating fees associated with a federal income tax audit of a Tax Return for a Pre-Closing Partial Period) with respect to the Taxes indemnified under this Section 10.3(a)(ii) and (iii) advisory fees and facilitating fees with respect to a federal income tax audit for a Pre-Closing Partial Period. For purposes of this Section 10.3(a)(ii), Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating or capital loss deduction attributable to any period (or portion thereof) beginning on the Closing Balance Sheet Date and ending after the Closing Balance Sheet Date, but shall not include amounts which would have been paid but for the application of any credit or net operating or capital loss deductions attributable to any period (or portion thereof) ending on or before the Closing Date.

                  (b) Refunds. The Purchasers agree to assign and promptly remit (and to cause CMS/TemPro INDY to assign and promptly remit) all refunds (including interest thereon) net of any Tax effect to the Purchasers or CMS/TemPro INDY received by the Purchasers or CMS/TemPro INDY of any Taxes for which the Stock Sellers have indemnified the Purchasers or CMS/TemPro INDY hereunder; provided, however, that the Purchasers shall be entitled to the portion of any refund resulting from a carryback (including carrybacks to periods ending on or prior to the Closing Balance Sheet Date) of a net operating loss, net capital loss, Tax credit or similar item sustained or arising in any period ending after the Closing Balance Sheet Date or in any Post-Closing Partial Period.

                  (c) Asset Sellers' Tax Returns. The Shareholders of each Asset Seller shall prepare or cause to be prepared, and timely file, or cause to be filed, all Tax Returns of the Asset Seller for all taxable periods of the Asset Seller ending on or after the Closing Date and shall pay or cause to be paid all taxes due with respect to such Tax Returns.

                  (d) Other Matters. The Purchasers shall promptly notify the Shareholders in writing upon receipt by the Purchasers or any Affiliate of the Purchasers of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of any Subject Company and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Purchasers or any Affiliate of the Purchasers which may affect the Tax Liabilities of any Subject Company with respect to any period ending on or before the Closing Balance Sheet Date, or any Pre-Closing Partial Period. The Shareholders shall promptly notify the Purchaser in writing upon receipt by the Shareholders or any affiliate of the Shareholders of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of any Subject Company.

                  CSR, the Purchasers and the Stock Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving CSM/TemPro INDY for periods beginning before the Closing Date and each may participate at its own expense, provided that the Stock Sellers shall have the right to control the conduct of any such audit or proceeding for which the Stock Sellers (i) agree that any resulting Tax is covered by the indemnity provided in Section 10.2(a)(i) or 10.3(a)(ii) of this Agreement and (ii) demonstrate to the Purchasers their ability to make such indemnity payment. Notwithstanding the foregoing, neither CSR, the Purchasers nor the Stock Sellers may settle or otherwise resolve any such claim, suit or proceeding without the consent of the other party, such consent not to be unreasonably withheld.

                  After the Closing Date, the Purchasers and the Shareholders shall make available to the other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of any Subject Company and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations, including extensions thereof, or such other period as required by law. The Purchasers and the Shareholders shall also make available to each other as reasonably requested by the Purchasers or the Shareholders, as the case may be, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take all such necessary action.

                  All sales, value added, use, state or local transfer and gains Taxes, registration, stamp and similar Taxes imposed in connection with the Transactions shall be borne by the Purchasers.

                  Any payments made to the Shareholders, any Subject Company or CSR and the Purchasers pursuant to this Article X or pursuant to the terms of the letter agreement referred to in Section 7.9 hereof shall constitute an adjustment of the Consideration for Tax purposes and shall be treated as such by the Purchasers and the Sellers on their Tax Returns to the extent permitted by law.

                  All Tax sharing or similar agreements, if any, to which any Subject Company is a party will be canceled at or prior to the Closing and neither the Purchasers nor any Subject Company shall have any obligation under any such agreement.

                  The indemnity obligations and other responsibilities of each Shareholder in this Section 10.3 shall apply only with respect to a Subject Company of which the Shareholder is a shareholder or member.

                                   ARTICLE XI

                                   TERMINATION

                  11.1  Termination Events.

                  This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by the Sellers, on the one hand, or by CSR and the Purchasers on the other hand, if a Breach of any provision of this Agreement having a Material Adverse Effect or representing a Material Adverse Change has been committed by the other party or its Affiliates and such Breach has not been expressly waived in writing;

                  (b) (i) by the Purchasers and CSR if any of the conditions in
         Article VIII has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of CSR or the Purchasers to comply with their respective obligations under this Agreement) and the Purchasers have not expressly waived such condition in writing on or before the Closing; or (ii) by the Sellers, if any of the conditions in Article IX has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers or the Subject Companies to comply with its obligations under this Agreement) and the Sellers have not expressly waived such condition in writing on or before the Closing;

                  (c) by mutual consent of CSR, the Purchasers and the Sellers;
         or

                  (d) by either CSR and the Purchasers or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 1, 1998 (the "Closing Date"), or such later date as the Parties may agree upon.

                  11.2 Effect of Termination.

                  Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 12.6, 12.9 and 12.10 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  12.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; provided, however, that any Asset Seller may assign its rights and obligations under this Agreement including the rights and obligations with respect to the Notes and the Contingent Amounts to its Shareholders in connection with any liquidation of the Asset Sellers. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  12.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to CSR or the Purchasers, addressed to CSR at:

                           William W. Wilkinson
                           Corporate Staffing Resources, Inc.
                           100 E. Wayne Street, Suite 100
                           One Michiana Square
                           South Bend, IN 46601
                           Telephone: (219) 233-8209
                           Telecopy: (219) 280-2661

                  with a copy to:

                           Philip L. Carson, Esq.
                           Miller Carson Boxberger & Murphy LLP
                           1400 One Summit Square
                           Fort Wayne, IN 46802-3173
                           Telephone: (219) 423-9411



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
                           Telecopy: (219) 423-4329

                  If to CMS Management Services Co. or TemPro Resources, Inc., addressed to each of its Shareholders, Patrick B. Laake, Joseph A. Noto, Joseph R. Pozsgai, Jr. and Donald E. Zerfas, at their respective notice addresses provided herein.

                  If to CSM/TemPro Resources of Indianapolis, Inc. or CMS Services, Inc., addressed to each of its Shareholders, Richard
                  G. Halstead, Joseph A. Noto, Joseph R. Pozsgai, Jr. and Donald
                  E. Zerfas, at their respective notice addresses provided herein.

                  If to CSM/TemPro Resources of Nashville, LLC, to each of its members, C. Rick Bellar, Joseph A. Noto, Patrick B. Laake, Joseph R. Pozsgai, Jr. and Donald E. Zerfas, at their respective notice addresses provided herein.

                  If to Patrick B. Laake, addressed to him at:
                  51621 Old Mill Road
                  South Bend, IN 46637

                  If to Joseph A. Noto, addressed to him at:
                  52000 Juniper Road
                  South Bend, IN 46617

                  If to Joseph R. Pozsgai, Jr., addressed to him at:
                  52004 Fall Creek Dr.
                  Granger, IN 46530

                  If to Donald E. Zerfas, addressed to him at 12131 Timberline Trace North
                  Granger, IN 46530

                  If to Richard G. Halstead, addressed to him at:
                  6458 Bramford Ct.
                  Indianapolis, IN 46256

                  If to C. Rick Bellar, addressed to him at:
                  1107 Temple Ridge Ct.
                  Nashville, TN 37221

                  With a copy in the case of each notice to a Subject Company or a Shareholder to.:

                           Nelson J. Vogel, Jr.
                           Barnes & Thornburg
                           600 1st Source Bank Center


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
                           100 North Michigan
                           South Bend, IN 46601
                           Telephone: (219) 233-1171
                           Telecopy: (219) 237-1125

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  12.3 Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana (without giving effect to its choice of law principles), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                  12.4 Entire Agreement: Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule) and the other agreements referred to herein, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  12.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.6 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions (it being understood that in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party).

                  12.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.


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
                  12.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  12.9 Publicity. Except as required by law, none of CSR, the Purchasers, the Subject Companies nor the Shareholders shall issue any press release or make any public statement regarding this Agreement and the Transactions, without prior written approval of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

                  12.10 Confidential Information.

                  (a) No Disclosure. The parties acknowledge that the Transactions described herein are of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates or as required by law, without the prior written consent of the parties.

                  (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the Transactions, and the performance of obligations hereunder, CSR and the Purchasers acknowledges that they will have access to confidential and proprietary information relating to the Subject Companies and the Sellers acknowledge that they will have access to confidential information relating to CSR and its Affiliates, in each case, including technical or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Sellers and the Subject Companies or CSR, as the case may be, or their respective Representatives or Affiliates, which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by one party in connection with the Transactions which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the Transactions, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information or
         (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information.

                  (c) Each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its Representatives and Affiliates who need to know such Confidential Information in connection with the Transactions. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

                  (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its Representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the Transactions.

                  (e) If one party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

                  (f) In the event of the termination of this Agreement for any reason whatsoever, each of CSR and the Purchasers jointly and severally covenant and agree for the benefit of each of the Subject Companies and the Shareholders that during the 12 month period following the date of this Agreement, neither CSR, the Purchasers, nor any of their Affiliates will solicit, entice, persuade or induce, directly or indirectly, any internal staff (non-billable) employee of any of the Subject Companies to terminate their employment by or with a Subject Company or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering services to or for a Subject Company or to become employed by or enter into contractual relations with any persons other than a Subject Company or to enter into a relationship with a competitor of any Subject Company, approach any such internal staff employee for any of the foregoing purposes, or authorize or knowingly approve or assist in the taking of any such actions by any person.

                  12.11 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Section 10.2, is entitled to indemnification, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

                  12.12 Service of Process; Consent to Jurisdiction.

                  (a) Services of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Indiana law.

                  (b) Consent and Jurisdiction. Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of Indiana or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of St. Joseph, Indiana;
         (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

                  12.13. Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

                  12.14 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable for any incidental or consequential damages occasioned by any failure to perform or the breach of any obligation under this Agreement.

                  12.15 Additional Survival. In addition to the survival of representations and warranties and other provisions referenced in Section 10.1 of this Agreement, which shall survive pursuant to the terms of such Section, the obligations of the parties contained in Sections 2.1, 2.2, 2.3, 2.6, 4.2, 4.3, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 12.6, 12.9 and 12.10 and in Article
III and Article X of this Agreement shall survive the Closing Date indefinitely.


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
                  IN WITNESS WHEREOF, the parties hereto have executed, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

Corporate Staffing Resources of Indiana, Inc.        Corporate Staffing Resources, Inc.
Inc.
/s/ William W. Wilkinson                             /s/ William W. Wilkinson
---------------------------------------------        ---------------------------------------------
By: William W. Wilkinson                             By: William W. Wilkinson
Its: Chairman and Chief Executive Officer            Its: Chairman  & Chief Executive Officer


CMS Management Services, Co.                         CMS Management Services LLC
/s/ Joseph A. Noto                                   /s/ William W. Wilkinson
---------------------------------------------        ---------------------------------------------
By: Joseph A. Noto                                   By: William W. Wilkinson
Its: President                                       Its: Chairman and CEO of its Managing
                                                     Member
                                                     /s/ Joseph A. Noto
TemPro Resources, Inc.                               ---------------------------------------------
/s/ Joseph A. Noto                                   Joseph A. Noto
---------------------------------------------        /s/ Joseph R. Pozsgai
By: Joseph A. Noto                                   ---------------------------------------------
Its: President                                       Joseph R. Pozsgai, Jr.
                                                     /s/ Donald E. Zerfas
                                                     ---------------------------------------------
CMS Services, Inc.                                   Donald E. Zerfas
/s/ Joseph A. Noto                                   /s/ Patrick B. Laake
---------------------------------------------        ---------------------------------------------
By: Joseph A. Noto                                   Patrick B. Laake
Its: Vice President                                  /s/ Richard G. Halstead
                                                     ---------------------------------------------
                                                     Richard G. Halstead
CMS/TemPro Resources of Indianapolis,                /s/ C. Rick Bellar
Inc.                                                 ---------------------------------------------
/s/ Richard G. Halstead                              C. Rick Bellar
---------------------------------------------
By: Richard G. Halstead
Its: President

CMS/TemPro Resources of Nashville, LLC
/s/ C. Rick Bellar
---------------------------------------------
By: C. Rick Bellar
Its: President


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